Exhibit 10.1

CREDIT AGREEMENT

DATED AS OF DECEMBER 29, 2004,

BY AND AMONG

HYCO HOLDINGS LLC,

HYCO ALABAMA LLC,

THE GUARANTORS FROM TIME TO TIME PARTY HERETO

AND

HARRIS TRUST AND SAVINGS BANK

Exhibit A	—	Revolving Note
Exhibit B	—	Term Note
Exhibit C	—	Borrowing Base Certificate
Exhibit D	—	Compliance Certificate
Exhibit E	—	Additional Guarantor Supplement
Schedule 6.2	—	Subsidiaries

CREDIT AGREEMENT

Harris Trust and Savings Bank

Chicago, Illinois

Ladies and Gentlemen:

The undersigned HYCO Holdings LLC, a Delaware limited liability company (“Holdings”) and HYCO Alabama LLC, a Delaware limited liability company (“Alabama”; and collectively with Holdings, the “Borrowers” and each is referred to individually as a “Borrower”), apply to you (the “Bank”) for your commitment, subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, to extend credit to the Borrowers, all as more fully hereinafter set forth. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 5.1 hereof.

SECTION 1. THE CREDITS.

Section 1.1. Revolving Credit. Subject to the terms and conditions hereof, the Bank agrees to extend a revolving credit (the “Revolving Credit”) to the Borrowers which may be availed of by the Borrowers from time to time during the period from and including the date hereof to but not including the Termination Date, at which time the commitment of the Bank to extend credit under the Revolving Credit shall expire. The Revolving Credit may be utilized by the Borrowers in the form of Revolving Loans and Letters of Credit, all as more fully hereinafter set forth, provided that the aggregate principal amount of Revolving Loans and Letters of Credit outstanding at any one time shall not exceed the lesser of (i) $13,000,000 (the “Revolving Credit Commitment”) and (ii) the Borrowing Base as then determined and computed. During the period from and including the date hereof to but not including the Termination Date, the Borrowers may use the Revolving Credit Commitment by borrowing, repaying and reborrowing Revolving Loans in whole or in part and/or by having the Bank issue Letters of Credit, having such Letters of Credit expire or otherwise terminate without having been drawn upon or, if drawn upon, reimbursing the Bank for each such drawing, and having the Bank issue new Letters of Credit, all in accordance with the terms and conditions of this Agreement. Notwithstanding any other provision of this Agreement to the contrary, the Bank shall have the right from time to time to establish reserves against the amount of Revolving Credit which the Borrowers may otherwise request hereunder in such amounts and with respect to such matters as the Bank shall deem necessary or appropriate in its reasonable judgment. The amount of such reserves shall be subtracted from the Borrowing Base, and shall be deemed usage of the Revolving Credit Commitment, in each case when calculating the amount of availability under the Revolving Credit for purposes of Sections 1, 3.7, and 7 hereof. Additionally, the Bank may from time to time reduce the percentages applicable to Eligible Receivables and Eligible Inventory as they relate to the Borrowing Base if the Bank determines in its reasonable judgment that there has been a material adverse change in circumstances relating to any or all of such Collateral from those circumstances in existence on the date of this Agreement or in the condition (financial or otherwise) of any Borrower or any Guarantor. So long as no Default or Event of Default then exists, the Bank agrees to give the Borrowers 5 Business Days’ prior notice of the establishment of any such reserve or the reduction of any such percentage.

Section 1.2. Revolving Loans. Subject to the terms and conditions hereof, the Revolving Credit may be availed of by the Borrowers in the form of loans (individually a “Revolving Loan” and collectively the “Revolving Loans”). The Revolving Loans shall be made against and evidenced by a single joint and several promissory note of the Borrowers in the form (with appropriate insertions) attached hereto as Exhibit A (the “Revolving Note”). The Revolving Note shall be dated the date of issuance thereof and be expressed to bear interest as set forth in Section 2 hereof. The Revolving Note, and all Revolving Loans evidenced thereby, shall mature and be due and payable in full on the Termination Date. Without regard to the principal amount of the Revolving Note stated on its face, the actual principal amount at any time outstanding and owing by the Borrowers on account of the Revolving Note shall be the sum of all Revolving Loans made hereunder less all payments of principal actually received by the Bank.

Section 1.3. Letters of Credit. (a) General Terms. Subject to the terms and conditions hereof, the Revolving Credit may be availed of by the Borrowers in the form of standby and commercial letters of credit issued by the Bank for the account of any Borrower (individually a “Letter of Credit” and collectively the “Letters of Credit”), provided that the aggregate amount of Letters of Credit issued and outstanding hereunder shall not at any one time exceed $500,000. For purposes of this Agreement, a Letter of Credit shall be deemed outstanding as of any time in an amount equal to the maximum amount which could be drawn thereunder under any circumstances and over any period of time plus any unreimbursed drawings then outstanding with respect thereto. If and to the extent any Letter of Credit expires or otherwise terminates without having been drawn upon or any drawing thereon has been reimbursed or become a Revolving Credit Loan, the availability under the Revolving Credit Commitment shall be reinstated to the extent of such reimbursement, conversion or the amount of the expiring or terminating Letter of Credit.

(b) Term. Each Letter of Credit issued hereunder shall expire not later than the earlier of (i) twelve (12) months from the date of issuance, subject to renewal for additional twelve (12) month periods by the Bank in its sole discretion (or be cancelable not later than twelve (12) months from the date of issuance and each renewal) or (ii) the Termination Date.

(c) General Characteristics. Each Letter of Credit issued hereunder shall be payable in U.S. dollars, conform to the general requirements of the Bank for the issuance of standby or commercial letters of credit, as the case may be, as to form and substance, and be a letter of credit which the Bank may lawfully issue.

(d) Applications. At the time a Borrower requests a Letter of Credit to be issued (or prior to the first issuance of a Letter of Credit in the case of a continuing application), such Borrower shall execute and deliver to the Bank an application for such Letter of Credit in the form then customarily prescribed by the Bank (individually an “Application” and collectively the “Applications”). Subject to the other provisions of this subsection, the obligation of such Borrower to reimburse the Bank for drawings under a Letter of Credit shall be governed by the Application for such Letter of Credit. Anything contained in the Applications to the contrary notwithstanding, (i) the Borrowers shall be jointly and severally liable for all obligations owing under each Application, (ii) in the event the Bank is not reimbursed by the Borrowers for the amount the Bank pays on any drawing under a Letter of Credit issued hereunder by 2:00 p.m. (Chicago time) on the date when such drawing is paid, the obligation of the Borrowers to reimburse the Bank for the amount of such drawing paid shall bear interest (which the Borrowers jointly and severally hereby promise to pay on demand) from and after the date the drawing is paid until payment in full thereof at the rate per annum determined by adding 2.0% to the sum of the Base Rate as from time to time in effect plus the Applicable Margin, (ii) the Borrowers shall pay fees in connection with each Letter of Credit as set forth in Section 3 hereof, and (iii) except as otherwise provided in Section 3 hereof, prior to the occurrence of an Event of Default, the Bank will not call for the funding of a Letter of Credit by the Borrowers prior to being presented with a drawing thereunder.

Section 1.4. Term Loan. Subject to the terms and conditions hereof, the Bank agrees to make a loan (the “Term Loan”) to the Borrowers in the amount of $4,800,000 on or before December 30, 2004, at which time the commitment of the Bank to make the Term Loan shall expire. The Term Loan shall be made against and evidenced by a single joint and several promissory note of the Borrowers in the form (with appropriate insertions) attached hereto as Exhibit B (the “Term Note”). The Term Note shall be dated the date of issuance thereof and be expressed to bear interest as set forth in Section 2 hereof. The Term Note, and the Term Loan evidenced thereby, shall mature in monthly principal installments, payable on the first Business Day of each month of each year (commencing February 1, 2005), with each principal installment to be in the amount of $57,000.00 except that the final installment of the Term Loan shall be in the amount of all principal not sooner paid and shall be due and payable on the Termination Date, the final maturity thereof.

Section 1.5. Manner and Disbursement of Loans. (a) The Borrowers shall give written or telephonic notice to the Bank (which notice shall be irrevocable once given) by no later than 1:00 p.m. (Chicago time) on the date any Borrower requests the Bank to make a Loan hereunder. Each such notice shall specify the date of the Loan requested (which must be a Business Day) and the amount of such Loan. The Borrowers agree that the Bank may rely upon any written or telephone notice given by any person the Bank in good faith believes is an Authorized Representative without the necessity of independent investigation.

(b) The Borrowers hereby irrevocably authorize the Bank to make Revolving Loans from time to time hereunder for payment of any Obligation then due and payable (whether such Obligation is for interest then due on a Loan, reimbursement under an Application or otherwise), and any such Revolving Loan may be made without regard to the provisions of Section 7 hereof. The Borrowers acknowledge and agree, however, that the Bank shall not be under any obligation to make a Revolving Loan under this Section 1.5(b), and the Bank shall incur no liability to the Borrowers or any other Person for refusing to make a Revolving Loan under this Section 1.5(b).

(c) Subject to the provisions of Section 7 hereof, the proceeds of each Loan made under Section 1.5(a) hereof shall be made available to the relevant Borrower at the principal office of the Bank in Chicago, Illinois, in immediately available funds, in the case of the initial Loans made hereunder, in accordance with the terms of the written disbursement instructions of the Borrowers, and, in the case of each subsequent Loan, by deposit to Alabama’s general account with the Bank known as Account Number 293-810-8 or as otherwise agreed upon between the Borrowers and the Bank. The proceeds of each Revolving Loan made under Section 1.5(b) hereof shall be disbursed by the Bank by way of direct payment of the relevant Obligation.

Section 1.6. Appointment of Holdings as Agent for Borrowers; Reliance by Bank. (a) Appointment. Alabama hereby irrevocably appoints Holdings as its agent hereunder to make requests on its behalf under Section 1 hereof for Loans and/or Letters of Credit, to execute Applications for such Letters of Credit, to make interest rate elections under Section 2 hereof, and to take any other action contemplated by the Loan Documents with respect to credit extended hereunder to them. The Bank shall be entitled to conclusively presume that any action by Holdings under the Loan Documents is taken on behalf of all of the Borrowers.

(b) Reliance. All requests for Loans may be written or oral, including by telephone or telecopy. The Borrowers agree that the Bank may rely on any such notice given by any person the Bank in good faith believes is an Authorized Representative without the necessity of independent investigation (the Borrowers hereby indemnifying the Bank from any liability or loss ensuing from such reliance), and in the event any such telephonic or other oral notice conflicts with any written confirmation, such oral or telephonic notice shall govern if the Bank has acted in reliance thereon.

SECTION 2. INTEREST AND CHANGE IN CIRCUMSTANCES.

Section 2.1. Interest Rate Options. (a) Generally. The outstanding principal balance of the Loans (all of the indebtedness evidenced by a single Note bearing interest at the same rate for the same period of time being hereinafter referred to as a “Portion” of such Note) shall bear interest with reference to the Base Rate (“Base Rate Portions”) or, at the option of the Borrowers and subject to the terms and conditions hereof, with reference to an Adjusted LIBOR (“LIBOR Portions”). All of the indebtedness evidenced by a Note which bears interest with reference to a particular Adjusted LIBOR for a particular Interest Period shall constitute a single LIBOR Portion applicable to such Note, and all of the indebtedness evidenced by a Note which is not part of a LIBOR Portion shall constitute a single Base Rate Portion applicable to such Note. There shall not be more than six (6) LIBOR Portions applicable to the Notes outstanding at any one time. Anything contained herein to the contrary notwithstanding, the obligation of the Bank to create, continue or effect by conversion any LIBOR Portion shall be conditioned upon the fact that at the time no Default or Event of Default shall have occurred and be continuing. The Borrowers hereby jointly and severally promise to pay interest on each Portion of the Notes at the rates and times specified in this Section 2.

(b) Base Rate Portions. Each Base Rate Portion shall bear interest at the rate per annum determined by adding the Applicable Margin to the Base Rate as in effect from time to time, provided that, upon the occurrence and during the continuation of any Event of Default hereunder, such Portion shall bear interest, whether before or after judgment, until payment in full thereof at the rate per annum determined by adding 2.0% to the interest rate which would otherwise be applicable thereto from time to time. Interest on each Base Rate Portion shall be due and payable monthly in arrears on the first Business Day of each month of each year (commencing on the first such date occurring after the date hereof) and at maturity of the relevant Note, and interest after maturity (whether by lapse of time, acceleration or otherwise) shall be due and payable upon demand.

(c) LIBOR Portions. Each LIBOR Portion shall bear interest for each Interest Period selected therefor at a rate per annum determined by adding the Applicable Margin to the Adjusted LIBOR for such Interest Period, provided that upon the occurrence and during the continuation of any Event of Default hereunder, such Portion shall bear interest, whether before or after judgment, until payment in full thereof through the end of the Interest Period then applicable thereto at the rate per annum determined by adding 2.0% to the interest rate which would otherwise be applicable thereto, and effective at the end of such Interest Period such LIBOR Portion shall automatically be converted into and added to the relevant Base Rate Portion and shall thereafter bear interest at the interest rate applicable to the relevant Base Rate Portion after default. Interest on each LIBOR Portion shall be due and payable on the last day of each Interest Period applicable thereto and, with respect to any Interest Period in excess of three (3) months, on the date occurring every three (3) months after the date such Interest Period began and at the end of such Interest Period, and interest after maturity (whether by lapse of time, acceleration or otherwise) shall be due and payable upon demand. The Borrowers shall notify the Bank on or before 11:00 a.m. (Chicago time) on the third Business Day preceding the end of an Interest Period applicable to a LIBOR Portion whether such LIBOR Portion is to continue as a LIBOR Portion, in which event the Borrowers shall notify the Bank of the new Interest Period selected therefor; and in the event the Borrowers shall fail to so notify the Bank, such LIBOR Portion shall automatically be converted into and added to the relevant Base Rate Portion as of and on the last day of such Interest Period.

Section 2.2. Minimum Amounts. Each LIBOR Portion shall be in a minimum amount of $500,000 or such greater amount which is an integral multiple of $100,000.

Section 2.3. Manner of Rate Selection. The Borrowers shall notify the Bank by 11:00 a.m. (Chicago time) at least three (3) Business Days prior to the date upon which the Borrowers request that any LIBOR Portion be created or that any part of the relevant Base Rate Portion be converted into a LIBOR Portion. If any request is made to convert a LIBOR Portion into the relevant Base Rate Portion hereunder, such conversion shall only be made so as to become effective as of the last day of the Interest Period applicable thereto. All requests for the creation, continuance, and conversion of LIBOR Portions under this Agreement shall be irrevocable. Such requests may be written or oral and the Bank is hereby authorized to honor telephonic requests for creations, continuances, and conversions received by it from any Person the Bank reasonably believes to be an Authorized Representative without the need of independent investigation, the Borrowers hereby indemnifying the Bank from any liability or loss ensuing from so acting.

Section 2.4. Change of Law. Notwithstanding any other provisions of this Agreement or any Note, if at any time the Bank shall determine that any change in applicable laws, treaties or regulations, or in the interpretation thereof, makes it unlawful for the Bank to create, continue or maintain any LIBOR Portion, it shall promptly so notify the Borrowers and the obligation of the Bank to create, continue or maintain any such LIBOR Portion under this Agreement shall be suspended until it is no longer unlawful for the Bank to create, continue or maintain such LIBOR Portion. If the continued maintenance of any such LIBOR Portion is unlawful, the Borrowers shall prepay on demand to the Bank the outstanding principal amount of the affected LIBOR Portion together with all interest accrued thereon and all other amounts payable to the Bank with respect thereto under this Agreement; provided, however, the Borrowers may elect to convert the principal amount of the affected LIBOR Portion into the relevant Base Rate Portion hereunder, subject to the terms and conditions of this Agreement (including, without limitation, Section 2.7 hereof).

Section 2.5. Unavailability of Deposits or Inability to Ascertain Adjusted LIBOR. Notwithstanding any other provision of this Agreement or any Note, if the Bank shall determine prior to the commencement of any Interest Period that deposits in the amount of any LIBOR Portion scheduled to be outstanding during such Interest Period are not readily available to the Bank in the relevant market or, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Adjusted LIBOR, then the Bank shall promptly give notice thereof to the Borrowers and the obligations of the Bank to create, continue or effect by conversion any such LIBOR Portion in such amount and for such Interest Period shall be suspended until deposits in such amount and for the Interest Period selected by the Borrowers shall again be readily available in the relevant market and adequate and reasonable means exist for ascertaining Adjusted LIBOR.

Section 2.6. Taxes and Increased Costs. With respect to any LIBOR Portion, if the Bank shall determine that any change in any applicable law, treaty, regulation or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System), or any new law, treaty, regulation or guideline, or any interpretation of any of the foregoing, by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or its lending branch or the LIBOR Portions contemplated by this Agreement (whether or not having the force of law), shall:

(i) impose, increase or deem applicable any reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, the Bank which is not in any instance already accounted for in computing the interest rate applicable to such LIBOR Portion;

(ii) subject the Bank, any LIBOR Portion or any Note to the extent it evidences a LIBOR Portion to any tax (including, without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, stamp tax, fee, deduction or withholding in respect of this Agreement, any LIBOR Portion or any Note to the extent it evidences a LIBOR Portion, except such taxes as may be measured by the overall net income or gross receipts of the Bank or its lending branches and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which the Bank’s principal executive office or its lending branch is located;

(iii) change the basis of taxation of payments of principal and interest due from the Borrowers to the Bank hereunder or under any Note to the extent it evidences any LIBOR Portion (other than by a change in taxation of the overall net income or gross receipts of the Bank); or

(iv) impose on the Bank any penalty with respect to the foregoing or any other condition regarding this Agreement, any LIBOR Portion or its disbursement, or any Note to the extent it evidences any LIBOR Portion;

and the Bank shall determine that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to the Bank of creating or maintaining any LIBOR Portion hereunder or to reduce the amount of principal or interest received or receivable by the Bank (without benefit of, or credit for, any prorations, exemption, credits or other offsets available under any such laws, treaties, regulations, guidelines or interpretations thereof), then the Borrowers shall jointly and severally pay on demand to the Bank from time to time as specified by the Bank such additional amounts as the Bank shall reasonably determine are sufficient to compensate and indemnify it for such increased cost or reduced amount incurred not more than one hundred and twenty (120) days prior to the date of such notice. If the Bank makes such a claim for compensation, it shall provide to the Borrowers a certificate setting forth the computation of the increased cost or reduced amount as a result of any event mentioned herein in reasonable detail and such certificate shall be conclusive if reasonably determined.

Section 2.7. Funding Indemnity. In the event the Bank shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or contracted to be acquired by the Bank to fund or maintain any LIBOR Portion or the relending or reinvesting of such deposits or other funds or amounts paid or prepaid to the Bank) as a result of:

(i) any payment of a LIBOR Portion on a date other than the last day of the then applicable Interest Period for any reason, whether before or after a Default or an Event of Default, and whether or not such payment is required by any provision of this Agreement; or

(ii) any failure by the Borrowers to create, borrow, continue or effect by conversion a LIBOR Portion on the date specified in a notice given pursuant to this Agreement;

then, upon the demand of the Bank, the Borrowers shall jointly and severally pay to the Bank such amount as will reimburse the Bank for such loss, cost, or expense. If the Bank requests such a reimbursement, it shall provide to the Borrowers a certificate setting forth the computation of the loss, cost or expense giving rise to the request for reimbursement in reasonable detail and such certificate shall be conclusive if reasonably determined.

Section 2.8. Lending Branch. The Bank may, at its option, elect to make, fund or maintain Portions of the Loans hereunder at such of its branches or offices as the Bank may from time to time elect; provided, however, if such designation by the Bank results in any request for compensation pursuant to Section 2.4 or 2.6 hereof, the Bank shall use reasonable efforts to designate a different branch or office that would eliminate or reduce the amounts payable pursuant to Sections 2.4 and/or 2.6.

Section 2.9. Discretion of Bank as to Manner of Funding. Notwithstanding any other provision of this Agreement to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of the Notes in any manner it sees fit; it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, without limitation, determinations under Sections 2.5, 2.6, and 2.7 hereof) shall be made as if the Bank had actually funded and maintained each LIBOR Portion during each Interest Period applicable thereto through the purchase of deposits in the relevant market in the amount of such LIBOR Portion, having a maturity corresponding to such Interest Period, and bearing an interest rate equal to the LIBOR for such Interest Period.

Section 2.10. Interest Act Canada. For the purpose of complying with the Interest Act (Canada), it is expressly stated that:

(i) where interest is calculated pursuant hereto at a rate based on a 360 day or a 365 day period, the yearly rate or percentage of interest to which such rate is equivalent is such rate multiplied by the actual number of days in the year (365 or 366, as the case may be) divided by 360 or 365 as the case may be; and

(ii) the rates of interest and the Applicable Margin and other rates specified in this Agreement are nominal rates and not effective rates or yields and the parties hereto acknowledge that there is a material distinction between the nominal and effective rates of interest, that they are capable of making the calculations necessary to compare such rates and that the principle of deemed reinvestment of interest shall not apply to any calculations of interest hereunder.

Section 2.11. Withholding Tax Gross-Up. Each of the Borrowers and the Guarantors shall comply in a timely manner with each of the following provisions:

(i) all amounts due hereunder, whether for principal, interest, or otherwise, shall be paid in full without set-off, withholding or deduction of any kind or nature whatsoever except only as and to the extent provided by subsection (ii).

(ii) if a Borrower or a Guarantor is required by law to make any deduction or withholding of any taxes from any payment due hereunder (other than taxes imposed on or measured by the net income of the Bank by the jurisdiction under the laws of which the Bank is organized, is resident or carries on business, collectively, the “Excluded Taxes”), then the amount payable shall be increased to such amount which, after deduction from such increased amount of all such taxes required to be withheld or deducted therefrom, will not be less than the amount due and payable hereunder had no such deduction or withholding been required.

(iii) if a Borrower or a Guarantor makes any payment owing to the Bank hereunder in respect of which it is required by law to make any deduction or withholding of any taxes (other than Excluded Taxes), such party shall pay the full amount to be deducted or withheld to the relevant governmental authority within the time allowed for such payment under applicable law and shall promptly deliver to the Bank, a receipt issued by such governmental authority or a statement of such party confirming the payment to such governmental authority of all amounts so required to be deducted or withheld from such payment.

Section 2.12. Currency Conversion Clause. Payments hereunder to the Bank shall be made in the same currency as is required to be paid by the Borrowers to the Bank in respect of the Obligations (the “Required Currency”). If a Borrower or Guarantor makes payment to the Bank hereunder in any other currency (the “Payment Currency”), such payment shall constitute satisfaction of the said liability of the Borrower or Guarantor hereunder only to the extent that the Bank is able to purchase Required Currency with the amount of the Payment Currency received from the Borrower or Guarantor on the date of receipt, in accordance with the Bank’s normal practice; and the Borrower and the Guarantors shall remain liable to the Bank for any deficiency together with interest thereon payable pursuant to this Agreement.

SECTION 3. FEES, APPLICATION, PREPAYMENTS, COMPUTATIONS, AND NOTATIONS.

Section 3.1. Fees. (a) Closing Fee. The Borrowers shall jointly and severally pay to the Bank on the date hereof a non-refundable closing fee in the amount of $133,500.

(b) Unused Line Fee. For the period from and including the date hereof to but not including the Termination Date, the Borrowers shall jointly and severally pay to the Bank a fee at the rate per annum equal to the Applicable Margin on the average daily unused portion of the Revolving Credit Commitment. Such fee shall be payable monthly in arrears on the first Business Day of each month of each year (commencing on the first such date occurring after the date hereof) and on the Termination Date.

(c) Letter of Credit Fees. On the first Business Day of each January, April, July, and October in each year (commencing April 1, 2005), to and including, and on, the Termination Date, the Borrowers shall jointly and severally pay to the Bank a letter of credit fee at the rate per annum equal to the Applicable Margin on the daily average undrawn face amount of Letters of Credit outstanding during the preceding calendar quarter. In addition to the letter of credit fee called for above, the Borrowers further jointly and severally agree to pay to the Bank such issuing, processing, and transaction fees and charges as the Bank from time to time customarily imposes in connection with any issuance, amendment, cancellation, negotiation, and/or payment of letters of credit and drafts drawn thereunder.

(d) Audit Fees. The Borrowers shall jointly and severally pay to the Bank charges for audits of the Collateral performed by the Bank or its agents or representatives in such amounts as the Bank may from time to time request (the Bank acknowledging and agreeing that such charges shall be computed in the same manner as the Bank at the time customarily uses for the assessment of charges for similar collateral audits); provided, however, that in the absence of any Default or Event of Default, the Borrowers shall not be required to pay the Bank for more than 4 such audits per calendar year and such charges shall not exceed $750 per day per person conducting the audit plus the Bank’s reasonable out-of-pocket costs and expenses.

Section 3.2. Computation of Interest and Fees. All interest on the Loans and on the reimbursement obligations with respect to all Applications and all fees due hereunder shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. Any change in the interest rate applicable to the Obligations resulting from a change in the Base Rate shall be effective on the date of the relevant change in the Base Rate.

Section 3.3. Change in Capital Adequacy Requirements. If the Bank shall determine that the adoption after the date hereof of any applicable law, rule or regulation regarding capital adequacy, or any change in any existing law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or any of its branches) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank’s capital as a consequence of its obligations hereunder or for the credit which is the subject matter hereof to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank’s policies with respect to liquidity and capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within fifteen (15) days after demand by the Bank, the Borrowers shall jointly and severally pay to the Bank such additional amount or amounts reasonably determined by the Bank as will compensate the Bank for such reduction which were incurred not more than one hundred and twenty (120) days prior to the date of such demand.

Section 3.4. Term and Termination; Prepayment Premium. (a) Revolving Credit Commitment. The term of the Revolving Credit Commitment shall be through but excluding the Termination Date. The Borrowers may terminate the Revolving Credit Commitment in whole (but not in part) at any time upon at least sixty (60) days prior written notice to the Bank and upon (i) the payment in full of all outstanding Obligations (including, without limitation, the Revolving Note and the Term Note), together with all accrued and unpaid interest thereon and all amounts due under Section 2.7 hereof, (ii) the payment of any accrued and unpaid unused line fees to the date of termination, (iii) the payment of any prepayment premium required pursuant to the terms of this Section, and (iv) the expiration or termination of all Letters of Credit and, to the extent any such Letter of Credit has not expired in accordance with its terms or otherwise been terminated to the satisfaction of the Bank, accompanied by collateral security in form and in such amounts as shall be satisfactory to the Bank in an amount not to exceed 103% of the aggregate undrawn face amount of such Letter of Credit. At the effective date of any such termination of the Revolving Credit Commitment by the Borrowers, the Borrowers shall jointly and severally pay a prepayment premium to the Bank, as liquidated damages for the loss of bargain and not as a penalty, in an amount equal to 1.0% of the Revolving Credit Commitment being terminated if termination occurs at any time prior to December 29, 2007. If termination of the Revolving Credit Commitment occurs at any time on or after December 29, 2007, no prepayment premium shall be payable with respect to the Revolving Credit hereunder.

(b) Term Note. The Term Note may be prepaid in whole or in part (but if in part, then in a minimum amount of $10,000) at any time and from time to time upon payment to the Bank of a prepayment premium equal to the percentage set forth below of the principal amount so prepaid on the Term Note:

IF PREPAYMENT OCCURS DURING THE PERIOD		PREPAYMENT PREMIUM SHALL BE THE FOLLOWING PERCENTAGE OF THE AMOUNT PREPAID
FROM AND INCLUDING	TO BUT EXCLUDING

The date hereof	December 29, 2007	1%

No prepayment premium shall be payable with respect to any such prepayment made on or after December 29, 2007. All such prepayments shall be made upon not less than three (3) Business Days’ prior notice to the Bank and shall be accompanied by accrued interest on the amount prepaid through the date fixed for prepayment together with any amounts due under Section 2.7 hereof. All such prepayments shall be applied to the installments due thereon in the inverse order of their maturities. No prepayment premium shall be payable with respect to any prepayment of the Term Note made pursuant to Section 3.7(b) or (c) hereof.

Section 3.5. Place and Application of Payments and Collections. (a) All payments of principal, interest, fees, and all other Obligations payable hereunder and under the other Loan Documents shall be made to the Bank at its office at 111 West Monroe Street, Chicago, Illinois (or at such other place as the Bank may specify). Payments received by the Bank after 2:00 p.m. (Chicago time) shall be deemed received as of the opening of business on the next Business Day. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without set-off or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions or conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed on or measured by the net income of the Bank). Unless the Borrowers otherwise direct, principal payments shall be applied first to the applicable Base Rate Portion until payment in full thereof, with any balance applied to the applicable LIBOR Portions in the order in which their Interest Periods expire.

(b) All payments made by the Borrowers on the Obligations, and all proceeds of Collateral received by the Bank, shall in each case, upon receipt by the Bank, be applied by the Bank to the Obligations then due and payable, with any balance of such proceeds not applied to the Obligations to be held by the Bank as collateral security for the Obligations except as otherwise set forth herein. Prior to the occurrence of a Default or Event of Default, except as otherwise specifically provided for herein or directed by the Borrowers, all payments made by the Borrowers on the Obligations, and all proceeds of Collateral received by the Bank, shall in each case be applied by the Bank against the outstanding Obligations as follows:

(i) first, to any outstanding fees, charges, and expenses then due the Bank;

(ii) second, to outstanding interest charges then due in respect of the Obligations;

(iii) third, to any scheduled principal installment then due in respect of the Term Loan;

(iv) fourth, to the outstanding principal balance of the Revolving Loans and reimbursement obligations in respect of amounts drawn under Letters of Credit; and

(v) finally, to be made available to the Borrowers for working capital purposes or invested by the Borrowers as permitted by Section 8.9 hereof.

Except as otherwise specifically provided for herein, the Borrowers hereby irrevocably waive the right to direct the application of payments and collections at any time received by the Bank from or on behalf of the Borrowers, and the Borrowers hereby irrevocably agree that the Bank shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time by the Bank against the Obligations in such manner as the Bank may deem advisable; provided, however, if no Default or Event of Default has occurred and is continuing, the Bank shall apply any and all such payments and collections received by the Bank against the Obligations in the manner directed by the Borrowers.

(c) The Borrowers hereby irrevocably authorize the Bank to charge any Borrower’s deposit accounts maintained with the Bank for the amounts from time to time necessary to pay any then due Obligations; provided that the Borrowers acknowledge and agree that the Bank shall be under no obligation to do so and the Bank shall incur no liability to the Borrowers or any other Person for the Bank’s failure to do so.

Section 3.6. Voluntary Prepayments. In addition to such prepayments of the outstanding Obligations as a result from the application of proceeds of Collateral contemplated by Section 3.5 above, the Borrowers shall have the right to prepay the Notes as follows:

(i) Base Rate Portion. The Borrowers may prepay in whole or in part (but if in part, then in an amount not less than $10,000) the Base Rate Portion of any Note at any time upon notice to the Bank prior to 11:00 a.m. (Chicago time) on the date of such prepayment.

(ii) LIBOR Portions. The Borrowers may prepay any LIBOR Portion of any Note in whole or in part (but if in part, then in an amount not less than $100,000 or such greater amount which is an integral multiple of $100,000), upon 3 Business Days’ prior notice to the Bank (which notice shall be irrevocable once given and must be received by the Bank no later than 11:00 a.m. (Chicago time) on the third Business Day preceding the date of such prepayment, and shall specify the principal amount to be repaid); provided, however, that (x) after giving effect to any such prepayment in part, the outstanding principal amount of each remaining LIBOR Portion of the relevant Note shall not be less than $500,000 or such greater amount which is an integral multiple of $100,000 and (y) any such prepayment shall be accompanied by payment of any amounts due to the Bank under Section 2.7 hereof.

Any such prepayment shall be effected by payment of the principal amount to be prepaid and, in the case of the Term Note, accrued interest thereon to the date of prepayment. Any such prepayment shall be accompanied by any prepayment premium due under Section 3.4 hereof.

Section 3.7. Mandatory Prepayments. (a) Borrowing Base. The Borrowers covenant and agree that if at any time the sum of the then unpaid principal balance of the Revolving Loans plus the then outstanding amount of Letters of Credit shall be in excess of the Borrowing Base as then determined and computed, the Borrowers shall immediately and without notice or demand pay over the amount of the excess to the Bank as and for a mandatory prepayment on such Obligations, with each such prepayment first to be applied to the Revolving Loans until payment in full thereof with any remaining balance to be held by the Bank as collateral security for the Obligations owing under the Applications, until the Borrower is back in compliance with the Borrowing Base limitations.

(b) Fixed Asset Value. The Borrowers covenant and agree that if at any time the outstanding principal balance of the Term Note shall be in excess of 80% of the loan value of Eligible Equipment as then determined and computed by the Bank plus 70% of the appraised fair market value of the Borrowers real estate, the Borrowers shall immediately and without notice or demand pay over the amount of the excess to the Bank as and for a mandatory prepayment on the Term Note. Any such prepayment shall be applied to the outstanding principal balance of the Term Note in the inverse order of maturity until paid in full. For purposes hereof, the loan value of Eligible Equipment shall be the current orderly liquidation value for such equipment as reasonably determined by the Bank in accordance with its customary standards and practices for commercial loans. Any prepayment of the Term Note made pursuant to this Section 3.7(b) shall not be subject to the prepayment premium contained in Section 3.4 of this Agreement.

(c) Asset Sales. The Borrowers covenant and agree that all proceeds derived from the sale or disposition (whether voluntary or involuntary), or on account of damage or destruction, of Collateral consisting of real estate, furniture, fixtures, equipment or other fixed assets of the Borrowers shall be paid over to the Bank as and for a mandatory prepayment on the Term Note; provided that if at the time of receipt no amount is outstanding under the Term Note or the amount received is in excess of the amount necessary to prepay the Term Note in full, then such prepayment or excess (as appropriate) shall be applied to the Revolving Note (or held by the Bank as collateral security for the Borrowers’ Obligations under the Applications if the Revolving Loans have been prepaid in full but Letters of Credit remain outstanding), subject to the Borrowers’ right to reborrow amounts so applied against the Revolving Credit in accordance with the terms and conditions hereof; provided, however, that (i) the foregoing provision shall be inapplicable to proceeds received by the Bank under the Collateral Documents if and so long as the Borrowers have, pursuant to the Collateral Documents, requested that the same be held by the Bank and disbursed for the restoration, repair or replacement of the property in respect of which such proceeds were received and (ii) no prepayment shall be required with respect to up to $100,000 of net proceeds (i.e., gross proceeds net of out-of-pocket expenses incurred in effecting the sale or other disposition) received in any calendar year from the sale or other disposition of personal property Collateral which is worn out, obsolete or, in the good faith judgment of the Borrowers, no longer necessary to the efficient conduct of its business as then conducted. Any such prepayment applied to the outstanding principal balance of the Term Note shall be applied to the several installments thereof in the inverse order of its maturity. Any prepayment of the Term Note made pursuant to this Section 3.7(c) shall not be subject to the prepayment premium contained in Section 3.4 of this Agreement.

(d) Revolver Termination. The Borrowers covenant and agree that concurrently with any termination of the Revolving Credit Commitment in whole (including any such termination on the Termination Date), the Borrowers shall prepay the Term Note in full accompanied by (i) any prepayment premium required pursuant to Section 3.4 hereof, except to the extent not required by Section 3.7 hereof, (ii) accrued and unpaid interest on the Notes to the date of prepayment, and (iii) all other amounts due on the Obligations.

Section 3.8. Computation of Obligations Outstanding. For the purpose of calculating the aggregate principal balance of Obligations outstanding hereunder, Obligations shall be deemed to be paid on the date payments or collections, as the case may be, are applied by the Bank to such Obligations; provided, however, for purposes of calculating interest payable by the Borrowers on the Loans and on any other interest-bearing Obligations under this Agreement, any payment or collection, as the case may be, other than payments or collections received by the Bank in immediately available funds, shall be deemed to be applied in accordance with Section 3.5 hereof to the Loans or other interest-bearing Obligations one (1) Business Day after receipt of such payment or collection by the Bank. Notwithstanding the foregoing, if any item presented for collection by the Bank is not honored, the Bank may reverse any provisional credit which has been given for the item and make appropriate adjustments to the amount of interest and principal otherwise due hereunder.

Section 3.9. Notations. The amount and date of each Loan and the amount and due date of each payment of principal and interest thereon, the status of all amounts as constituting part of the relevant Base Rate Portion or a LIBOR Portion, and, in the case of any LIBOR Portion, the rates of interest and Interest Periods applicable to such Portion, shall be recorded by the Bank on its books and records or, at its option, recorded on a schedule to the applicable Note, and the amount of principal and interest, status, rates and Interest Periods so recorded or endorsed by the Bank shall be prima facie evidence in any court or other proceeding brought to enforce the relevant Note of the principal amount remaining unpaid thereon, the status of the Loan or Loans evidenced thereby, and the interest rates and Interest Periods applicable thereto; provided that the failure of the Bank to record any of the foregoing shall not limit or otherwise affect the obligation of the Borrowers to repay the principal amount owing on such Note together with accrued interest thereon.

SECTION 4. COLLATERAL AND GUARANTIES.

Section 4.1. Collateral. The payment and performance of the Obligations, Funds Transfer and Deposit Account Liability, and Hedging Liability shall at all times be secured by, among other things, all personal property and fixtures of each Borrower, and each Guarantor, and other than any Borrowers’ ownership interest in HYCO Brazil, including all accounts, chattel paper, documents, instruments, general intangibles, investment property, deposit accounts, inventory, equipment, and certain other assets and property in each case whether now owned or held or hereafter acquired or arising, pursuant to the U.S. Security Agreement and the Canadian Security Agreement (the U.S. Security Agreement and the Canadian Security Agreement to be referred to collectively herein as the “Security Agreement”), and (b) Alabama’s real estate commonly known as 218 Arad Thompson Road, Arab, AL 35016 (the “Alabama Property”) and HYCO Canada U.L.C.’s real estate commonly known as 1025 Rte. 161, St. Wenceslas, Quebec COZ 1JO (the “Canadian Property”), and all rents, issues, and profits therefrom, pursuant to (i) with respect to the Alabama Property, the U.S. Mortgage, and (ii) with respect to the Canadian Property, the Canadian Mortgage (the Canadian Mortgage and the U. S. Mortgage shall be referred to collectively herein as the “Mortgage”).

Section 4.2. Collateral Proceeds. The Borrowers agree to make such arrangements as shall be necessary or appropriate to assure (through the use of a lockbox under the sole control of the Bank) that all proceeds of the Collateral of the Borrowers and their Subsidiaries are deposited (in the same form as received) in a remittance account maintained with and under the control of the Bank, such account to constitute a special restricted account. Any proceeds of Collateral received by any Borrower or any Subsidiary shall be held by it in trust for the Bank in the same form in which received, shall not be commingled with any assets of the Borrowers or any Subsidiary, and shall be delivered immediately to the Bank (together with any necessary endorsements thereto) for deposit into such account. The Borrowers acknowledge that the Bank has (and is hereby granted to the extent it does not already have) a Lien on such account and all funds contained therein to secure the Obligations, Funds Transfer and Deposit Account Liability, and Hedging Liability. Amounts deposited in such account shall be applied to the outstanding Obligations as set forth in Section 3 hereof, it being understood and agreed that the Borrowers notwithstanding such application shall have the right to obtain additional Revolving Credit under this Agreement subject to the terms and conditions hereof. Notwithstanding the foregoing, the proceeds of the Collateral pledged by HYCO Canada, HYCO Canada Holdings LLC, Ultrametal and HYCO Canada U.L.C. may be transferred to a disbursement account at the direction of the Bank and funds so transferred shall not be applied to the Obligations.

Section 4.3. Real Property. In the event that any Borrower, or any of their Subsidiaries, acquires any additional real property, the Borrowers shall, or shall cause such Subsidiary to, execute and deliver to the Bank (or a security trustee therefore) a mortgage or deed of trust acceptable in form and substance to the Bank for the purpose of granting to the Bank a lien on such real property to secure the Obligations, Funds Transfer and Deposit Account Liability, and Hedging Liability, shall pay all taxes, costs, and expenses incurred by the Bank in recording such mortgage or deed of trust, shall supply upon request to the Bank at the Borrowers’ cost and expense a survey, hazard insurance policy, and a mortgagee’s policy of title insurance from a title insurer acceptable to the Bank insuring the validity of such mortgage or deed of trust and its status as a first Lien (subject to Liens permitted by this Agreement) on the real property encumbered thereby and such other instrument, documents, certificates, and opinions reasonably required by the Bank in connection therewith.

Section 4.4. Guaranties. The payment and performance of the Obligations, Funds Transfer and Deposit Account Liability, and Hedging Liability shall at all times be guaranteed by the U.S. Guarantors, pursuant to the terms of Section 10 hereof, and, with respect to the Canadian Guarantors, pursuant to the Guarantees.

Section 4.5. Further Assurances. The Borrowers covenant and agree that they shall, and shall cause each of the Guarantors to, comply with all terms and conditions of each of the Collateral Documents and, at any time and from time to time as requested by the Bank, execute and deliver such further instruments and do such other acts as the Bank may reasonably deem necessary or desirable to provide for or protect or perfect the Lien of the Bank in the Collateral.

SECTION 5. DEFINITIONS; INTERPRETATION.

Section 5.1. Definitions. The following terms when used herein shall have the following meanings:

“Account Debtor” means any Person obligated to make payment on any Receivable.

“Adjusted LIBOR” means a rate per annum determined by the Bank in accordance with the following formula:

Adjusted LIBOR =	LIBOR
100%-Reserve Percentage

“Reserve Percentage” means, for the purpose of computing Adjusted LIBOR, the maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental or other special reserves) imposed by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on Eurocurrency liabilities (as such term is defined in Regulation D) for the applicable Interest Period as of the first day of such Interest Period, but subject to any amendments to such reserve requirement by such Board or its successor, and taking into account any transitional adjustments thereto becoming effective during such Interest Period. For purposes of this definition, LIBOR Portions shall be deemed to be Eurocurrency liabilities as defined in Regulation D without benefit of or credit for prorations, exemptions or offsets under Regulation D. “LIBOR” means, for each Interest Period, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Bank at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by the Bank for a period equal to such Interest Period and in an amount equal or comparable to the applicable LIBOR Portion scheduled to be outstanding from the Bank during such Interest Period. “LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period. “Telerate Page 3750” means the display designated as “Page 3750” on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits). Each determination of LIBOR made by the Bank shall be conclusive and binding absent manifest error.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 5% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 5% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement” means this Credit Agreement, as the same may be amended, modified or restated from time to time in accordance with the terms hereof.

“Alabama” is defined in the introductory paragraph hereof.

“Applicable Margin” means the rate per annum specified below:

Applicable Margin for Base Rate Portion under the Revolving Credit:	.50%
Applicable Margin for LIBOR Portions under the Revolving Credit:	3.00%
Applicable Margin for Base Rate Portion under the Term Loan:	1.00%
Applicable Margin for LIBOR Portions under the Term Loan:	3.50%
Applicable Margin for Unused Line Fee:	0.50%
Applicable Margin for Letter of Credit Fee:	3.00%

“Application” is defined in Section 1.3 hereof.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrowers pursuant to Section 7.2(a) hereof, or on any update of any such list provided by the Borrowers to the Bank, or any further or different officer of the Borrowers so named by any Authorized Representative of the Borrowers in a written notice to the Bank.

“Bank” is defined in the introductory paragraph hereof.

“Base Rate” means, for any day, the greater of (i) the rate of interest announced by the Bank from time to time as its prime commercial rate, as in effect on such day (it being understood and agreed that such rate may not be the Bank’s best or lowest rate); and (ii) the sum of (x) the rate determined by the Bank to be the average (rounded upwards, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Bank at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Bank for the sale to the Bank at face value of Federal funds in an amount equal or comparable to the principal amount owed to the Bank for which such rate is being determined, plus (y)  1/2 of 1% (0.50%).

“Base Rate Portions” is defined in Section 2.1 hereof.

“Board” means the Industrial Development Board of the City of Arab.

“Borrowers” and “Borrower” each is defined in the introductory paragraph hereof.

“Borrowing Base” means, as of any time it is to be determined, the sum of:

(a) 85% (or such lesser percentage as the Bank may determine from time to time pursuant to Section 1.1 hereof) of the remainder of the then outstanding unpaid amount of Eligible Receivables less any and all returns, rebates, discounts (which may, at the Bank’s option, be calculated on the shortest terms), credits, allowances, finance charges, and/or taxes of any nature at any time issued, owing, available to or claimed by account debtors, granted, outstanding or payable in connection with such Eligible Receivables at such time; plus

(b) the lesser of (i) $6,000,000 and (ii) 55% (or such lesser percentage as the Bank may determine from time to time pursuant to Section 1.1 hereof) of the value (computed at the lower of market or cost using the first-in/first-out method of inventory valuation applied by the Borrower in accordance with GAAP) of Eligible Inventory and Eligible Finished Components, provided, however, that the advances against Eligible Finished Components shall not exceed $2,000,000 at any one time;

provided that the Borrowing Base shall be computed only as against and on so much of such Collateral as is included on the certificates to be furnished from time to time by the Borrower pursuant to this Agreement and, if reasonably required by the Bank pursuant to any of the terms hereof or any Collateral Document, as verified by such other evidence required to be furnished to the Bank pursuant hereto or pursuant to any such Collateral Document.

“Business Day” means any day other than a Saturday or Sunday on which the Bank is not authorized or required to close in Chicago, Illinois and if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a LIBOR Portion, on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England and Nassau, Bahamas.

“Canadian Benefit Plans” shall mean all material employee benefit plans of any nature or kind whatsoever that are not Canadian Pension Plans and are maintained or contributed to by any Borrower or any Subsidiaries having employees in Canada.

“Canadian Guarantors” means Ultrametal, HYCO Canada U.L.C. and any Subsidiary formed after the date hereof which is organized in Canada and which executes a guarantee in favor of the Bank.

“Canadian Mortgage” means the Movable and Immovable Deed of Hypothec dated as of the date hereof from HYCO Canada U.L.C. in favor of the Bank, as the same may be amended, modified or supplemented from time to time.

“Canadian Pension Plans” means each plan which is considered to be a pension plan for the purposes of any applicable pension benefits standards statute and or regulation in Canada or a registered pension plan under the Income Tax Act (Canada), as the same may, from time to time, be in effect, established, maintained or contributed to by any Borrower or any Subsidiary for its employees or former employees, but shall not mean the Canadian Pension Plan that is maintained by the Government of Canada or the Quebec Pension Plan that is maintained by the Government of Quebec.

“Canadian Security Agreement” means (i) the General Security Agreement dated as of the date hereof from Ultrametal in favor of the Bank, and (ii) the General Security Agreement dated as of the date hereof from HYCO Canada U.L.C. in favor of the Bank, in each case as the same may be amended, modified or supplemented from time to time.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means the amount of the liability shown on the balance sheet of any Person in respect of a Capital Lease as determined in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Sections 9601 et seq., and any future amendments.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral” means all properties, rights, interests and privileges from time to time subject to the Liens granted to the Bank by the Collateral Documents.

“Collateral Documents” means the Security Agreement, the Mortgage, the Pledge Agreement, the Guarantees and all other mortgages, deeds of trust, hypothecs, pledges, security agreements, assignments, financing statements and other documents as shall from time to time secure the Obligations, Funds Transfer and Deposit Account Liability, and Hedging Liability, or any part thereof.

“Controlled Group” means all members of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control which, together with any Borrower, or any of their Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Debt Service” means, with reference to any period, the sum (without duplication) of (a) the aggregate amount of payments made and required to be made by the Borrowers and the Guarantors during such period in respect of principal on all Indebtedness for Borrowed Money (whether at maturity, as a result of mandatory sinking fund redemption, mandatory prepayment, acceleration or otherwise, but excluding payments made on the Revolving Credit), plus (b) Interest Expense for such period payable in cash.

“Debt Service Coverage Ratio” means, at any time the same is to be determined, the ratio of (a) EBITDA for the four (4) then most recently completed fiscal quarters of the Borrowers less the sum of (i) Capital Expenditures made by the Borrowers and the Guarantors during such period to the extent not financed with proceeds of Indebtedness for Borrowed Money, plus (ii) federal, state, and local income taxes payable in cash during such period, plus (iii) Restricted Payments payable in cash during such period to (b) Debt Service for such entities for the same four fiscal quarters then ended; provided, that the Debt Service Coverage Ratio as of (1) March 31, 2005 shall be calculated for the quarter then ended, (2) June 30, 2005 shall be calculated for the two quarters then ended, (3) September 30, 2005 shall be calculated for the three quarters then ended, and (4) December 31, 2005, for the four quarters then ended.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“EBITDA” means, with reference to any period, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, plus (b) federal, state, and local income taxes for such period, plus (c) all amounts properly charged for depreciation of fixed assets and amortization of intangible assets during such period on the books of the Parent, the Borrowers and their Subsidiaries.

“Eligible Equipment” means all equipment of the Borrowers and the Guarantors which the Bank, in its reasonable judgment, deems to be Eligible Equipment; provided, that motor vehicles and office furniture shall not be included in the definition of Equipment; provided, further, that in no event shall equipment be deemed Eligible Equipment unless all representations and warranties set forth in the Collateral Documents with respect to such equipment are true and correct and such equipment:

(a) is an asset of such Person to which it has good and marketable title, is freely assignable, and is subject to a perfected, first priority Lien in favor of the Bank free and clear of any other Liens;

(b) is located in the United States of America or Canada at a Permitted Collateral Location (as defined in the U.S. Security Agreement), at a location subject to the Mortgage, or at a location permitted in the Canadian Security Agreement or such other locations as are approved in writing by the Bank and, in the case of facilities owned by such Person subject to a mortgage or deed of trust or facilities not owned by such Person, which are at all times subject to lien waiver agreements from such mortgagees, landlords or other third-parties in form and substance satisfactory to the Bank;

(c) is used or usable in the conduct of the business of such Person, is not obsolete, and is in good repair, working order, and condition free from any defects which might adversely affect the market value thereof;

(d) does not consist of hand tools, spare parts or supplies; and

(e) is not attached to real estate in such a manner that the equipment may become a fixture.

“Eligible Finished Components” means inventory in the form of finished parts or finished sub-assemblies which are ready for assembly into finished goods, not including work in progress.

“Eligible Inventory” means all raw materials and finished goods inventory of the Borrowers and the Guarantors (other than packaging, crating and supplies inventory) which the Bank, in its reasonable judgment, deems to be Eligible Inventory; provided that in no event shall inventory be deemed Eligible Inventory unless all representations and warranties set forth in the Collateral Documents with respect to such inventory are true and correct and such inventory:

(a) is an asset of such Person to which it has good and marketable title, is freely assignable, and is subject to a perfected, first priority Lien in favor of the Bank free and clear of any other Liens;

(b) is located in the United States of America or Canada at a Permitted Collateral Location (as defined in the U.S. Security Agreement), is at a location subject to the Mortgage, or at a location permitted in the Canadian Security Agreement and, in the case of any location not owned by such Person, which is at all times subject to a lien waiver agreement from such landlord or other third party in form and substance satisfactory to the Bank;

(c) is not so identified to a contract to sell that it constitutes a Receivable;

(d) is not obsolete or slow moving, and is of good and merchantable quality free from any defects which might adversely affect the market value thereof; and

(e) is not covered by a warehouse receipt or similar document.

“Eligible Receivables” means all Receivables of the Borrowers and of the Guarantors which the Bank, in its reasonable judgment, deem to be Eligible Receivables; provided that in no event shall a Receivable be deemed an Eligible Receivable unless all representations and warranties set forth in the Collateral Documents with respect to such Receivable are true and correct and to the extent such Receivable or portion thereof:

(a) arises out of the sale of finished goods inventory delivered to and accepted by, or out of the rendition of services fully performed and accepted by the Account Debtor on such Receivable, and such Receivable does not represent a pre-billed Receivable or a progress billing;

(b) is payable in U.S. Dollars or Canadian Dollars and the Account Debtor on such Receivable is located within the United States of America or Canada or, if such right has arisen out of the sale of such goods shipped to, or out of the rendition of services to an Account Debtor located in any other country, such right is either (i) secured by a valid and irrevocable transferable letter of credit issued by a lender reasonably acceptable to the Bank for the full amount thereof or (ii) secured by an insurance policy issued by Export-Import Bank of the United States or any other insurer satisfactory to the Bank (which in any event shall insure not less than ninety percent (90%) of the face amount of such Receivable and shall be subject to such deductions as are acceptable to the Bank), and in each case which has been assigned or transferred to the Bank in a manner acceptable to the Bank;

(c) is the valid, binding and legally enforceable obligation of the Account Debtor obligated thereon and such Account Debtor is not (i) a Subsidiary or an Affiliate of the Parent or any Borrower, (ii) a shareholder, director, officer or employee of the Parent or any Borrower or any Subsidiary, (iii) the United States of America or Canada, or any state or province or political subdivision thereof, or any department, agency or instrumentality of any of the foregoing, unless the Assignment of Claims Act, the Financial Administration Act (Canada) or any similar federal, state, provincial or local statute, as the case may be, is complied with to the satisfaction of the Bank, (iv) a debtor under any proceeding under the United States Bankruptcy Code, as amended, the Bankruptcy and Insolvency Act, as amended, the Companies’ Creditors Agreement Act, as amended, or any other comparable or replacement bankruptcy or insolvency law, or (v) an assignor for the benefit of creditors;

(d) is not evidenced by an instrument or chattel paper unless the same has been endorsed and delivered to the Bank;

(e) is an asset of such Person to which it has good and marketable title, is freely assignable, and is subject to a perfected, first priority Lien in favor of the Bank free and clear of any other Liens;

(f) is not owing from an Account Debtor who is also a creditor or supplier of such Person, is not subject to any offset, counterclaim or other defense with respect thereto, and no surety bond was required or given in connection with respect to said Receivable or the contract or purchase order out of which the same arose;

(g) is not unpaid more than 90 days after the original invoice date (which is issued on ordinary trade terms requiring payment within 60 days of invoice date and is issued not more than 5 Business Days subsequent to the shipment date or the date services were fully performed);

(h) is not owed by an Account Debtor who is obligated on Receivables more than 25% of the aggregate unpaid balance of which have been past due for longer than the relevant period specified in subsection (g) above unless the Bank has approved the continued eligibility thereof;

(i) would not cause the total Receivables owing from any one Account Debtor and its Affiliates to exceed (a) 25% with respect to Heil Company, (b) 25% for Caterpillar, Inc., (c) 20% with respect to Galbreath, and (d) 10% with respect to any other Account Debtor, of all Eligible Receivables;

(j) does not arise from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis.

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a governmental authority, or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material, or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“Event of Default” means any event or condition identified as such in Section 9.1 hereof.

“Excess Availability” shall mean, as of any time the same is to be determined, the amount (if any) by which (a) the lesser of the Borrowing Base as then determined and computed or the Revolving Credit Commitment as then in effect exceeds (b) the aggregate principal amount of Revolving Loans and Letters of Credit then outstanding, after deeming as borrowed under the Revolving Credit an amount equal to all outstanding accounts payable of the Borrowers and their Subsidiaries over 60 days past due date.

“Excluded Subsidiaries” means Hengstler, HYCO Brazil, HYCO Texas Holdings and HYCO Texas LP.

“Funds Transfer and Deposit Account Liability” means the liability of any Borrower, or any of their Subsidiaries owing to the Bank or any Affiliates of the Bank arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from the deposit accounts of any Borrower, or any such Subsidiary now or hereafter maintained with the Bank or its Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, and (c) any other deposit, disbursement, and cash management services afforded to any Borrower, or any such Subsidiary by the Bank or its Affiliates.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Guarantees” means, collectively, the guarantees dated as of the date hereof from the Canadian Guarantors in favor of the Bank.

“Guarantors” means, collectively, the U.S. Guarantors and the Canadian Guarantors.

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Hazardous Material Activity” means any activity, event or occurrence involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

“Hedging Liability” means the liability of any Borrower, or any of their Subsidiaries to the Bank or any Affiliates of the Bank in respect of any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement, as any Borrower, or any such Subsidiary, as the case may be, may from time to time enter into with the Bank or its Affiliates.

“Hengstler” means HYCO Hengstler Hydraulik GmbH, a German limited liability company.

“Holdings” is defined in the introductory paragraph hereof.

“HYCO Brazil” means HYCO Hidrover, a corporation organized under the laws of Brazil.

“HYCO Canada” means HYCO Canada Holdings, Inc., a Delaware corporation.

“HYCO Canada U.L.C.” means HYCO Canada U.L.C., an unlimited company organized under the laws of Canada.

“Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not more than ninety (90) days past due), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, and (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money.

“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Borrowers and the Guarantors for such period determined in accordance with GAAP.

“Interest Period” means, with respect to any LIBOR Portion, the period commencing on, as the case may be, the creation, continuation or conversion date with respect to such LIBOR Portion and ending one (1), two (2), three (3) or six (6) months thereafter as selected by the Borrowers in their notice as provided herein; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) no Interest Period may extend beyond the Termination Date;

(iii) the interest rate to be applicable to each Portion for each Interest Period shall apply from and including the first day of such Interest Period to but excluding the last day thereof; and

(iv) no Interest Period may be selected if after giving effect thereto the Borrowers will be unable to make a principal payment scheduled to be made during such Interest Period without paying part of a LIBOR Portion on a date other than the last day of the Interest Period applicable thereto.

For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month, provided, however, if an Interest Period begins on the last day of a month or if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period shall end on the last Business Day of such month.

“IRB Debt” means the indebtedness of Alabama owing to the Board and/or Regions Bank in connection with (i) that certain Trust Indenture dated as of September 1, 2000, between the Board and Regions Bank, as trustee and registrar, relating to the $1,000,000 Industrial Development Revenue Bonds (HYCO Alabama Project) Series 2000, and (ii) that certain Trust Indenture dated as of September 1, 2000, between Alabama and Regions Bank, as trustee and registrar, relating to the $3,000,000 HYCO Alabama LLC Revenue Bonds, Series 2000, and all indebtedness owing in connection with any documents executed and delivered in connection therewith, including any reimbursement agreement or liquidity facility.

“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any governmental authority, whether federal, state, provincial or local.

“Letter of Credit” is defined in Section 1.3 hereof.

“LIBOR Portions” is defined in Section 2.1 hereof.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Loans” means and includes the Revolving Loans and the Term Loan.

“Loan Documents” means this Agreement, the Notes, the Applications, the Collateral Documents, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Management Fees” means all fees, charges and other amounts (including without limitation salaries and any other compensation such as bonuses, pensions and profit sharing payments) paid by any Borrower or Guarantor in consideration for, directly or indirectly, administrative, accounting, management, financial, sales, marketing, consulting or similar services.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, condition (financial or otherwise) or prospects of any Borrower or any of their Subsidiaries taken as a whole, (b) a material impairment of the ability of any Borrower or any of their Subsidiaries to perform its material obligations under any Loan Document, or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against any Borrower or any of their Subsidiaries of any Loan Document or the rights and remedies of the Bank thereunder or (ii) the perfection or priority of any Lien granted under any Collateral Document.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” is defined in Section 4.1 hereof.

“Net Income” means, with reference to any period, the net income (or net loss) of the Borrowers and the Guarantors for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Guarantor, or has merged or amalgamated into or consolidated with any Borrower, or any Guarantor, and (b) the net income (or net loss) of any Person (other than a Guarantor) in which any Borrower, or any Guarantor has a equity interest in, to the extent of the amount of dividends or other distributions actually paid to any Borrower, or any Guarantor during such period.

“Notes” means and includes the Revolving Note and the Term Note.

“Obligations” means all obligations of the Borrowers to pay principal and interest on the Loans, all reimbursement obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Borrowers and the Guarantors arising under or in relation to any Loan Document, any and all expenses and charges, legal or otherwise, suffered or incurred by the Bank in collecting and enforcing any such obligation or in realizing or protecting or preserving any security therefor, and any and all other indebtedness, obligations and liabilities of whatsoever kind and nature of any Borrower or Guarantor to the Bank, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired, including, without limitation, Funds Transfer and Deposit Account Liability, Hedging Liability and obligations owing to the Bank with respect to any credit card issued on behalf of any Borrower or any Guarantor by the Bank.

“Parent” means HYCO International, Inc., a Delaware corporation.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Permitted Payment” means with respect to any Borrower or any Guarantor, (a) any distributions or transfers between Borrowers or Borrowers and any Guarantor, (b) Management Fees payable to Centre Partners Management LLC and outside directors in an amount not to exceed $250,000 in any calendar year, (c) if no Default or Event of Default would be caused by such distribution, any dividends and distributions during any fiscal year in amounts necessary to allow the shareholders, members, or partners of each Borrower and each Guarantor to make payments in respect of its federal income tax liability (and, if applicable, state income tax liability) attributable to its pro rata share of such Borrower’s or such Guarantor’s taxable income (determined in accordance with the Code) (including estimated tax payments determined in good faith by such Borrower or such Guarantor which are required to be made by its shareholders, members, or partners with respect thereto) so long as such Borrower or such Guarantor shall have elected to be treated as an S Corporation, a partnership, or other pass-through entity, as relevant, for income tax purposes, or (d) such other dividends and distributions to Centre Partners Management LLC, or its affiliates as the Bank shall give its prior written consent to (such consent not to be reasonably withheld).

“Person” means an individual, partnership, corporation, association, limited liability company, trust, unlimited company, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Pledge Agreement” means, collectively, the Pledge Agreement dated as of the date hereof from the Parent to the Bank and the Pledge Agreement dated as of the date hereof from HYCO Canada Holdings, LLC to the Bank.

“Portion” is defined in Section 2.1 hereof.

“Premises” means the real property owned or leased by any Borrower or any Guarantor, including without limitation the real property and improvements thereon owned by any Borrower or any such Guarantor subject to the Lien of the Collateral Documents from time to time.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Section 6901 et seq., and any future amendments.

“Receivables” means all rights to the payment of a monetary obligation now or hereafter owing to any Borrower or any Subsidiary evidenced by accounts, instruments, chattel paper or general intangibles.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

“Restricted Payments” is defined in Section 8.12 hereof.

“Revolving Credit” is defined in Section 1.1 hereof.

“Revolving Credit Commitment” is defined in Section 1.1 hereof.

“Revolving Loan” is defined in Section 1.2 hereof.

“Revolving Note” is defined in Section 1.2 hereof.

“Security Agreement” is defined in Section 4.1 hereof.

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw-Hill Companies, Inc.

“Subordinated Indebtedness” means Indebtedness for Borrowed Money of any Borrower which is subordinated in right of payment to the prior payment of the Obligations pursuant to subordination provisions approved in writing by the Bank and is otherwise pursuant to documentation that is, which is in an amount that is, and which contains interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies and other material terms that are in form and substance, in each case satisfactory to the Bank.

“Subsidiary” means any corporation or other Person more than 50% of the outstanding ordinary voting shares or other equity interests of which is at the time directly or indirectly owned by any Borrower or by one or more of their Subsidiaries, or by any Borrower and one or more of their Subsidiaries, other than Excluded Subsidiaries.

“Tangible Net Worth” means, as of any time the same is to be determined, the total shareholders’ equity (including capital stock, additional paid-in-capital and retained earnings after deducting treasury stock, but excluding minority interests in Subsidiaries) which would appear on the balance sheet of the Borrowers and the Guarantors determined on a consolidated basis in accordance with GAAP, minus the sum of (a) all assets which would be classified as intangible assets under GAAP, including, without limitation, goodwill, patents, trademarks, trade names, copyrights, franchises and deferred charges (including, without limitation, unamortized debt discount and expense, organization costs and deferred research and development expense) and similar assets and (b) the write-up of assets above cost.

“Term Loan” is defined in Section 1.4 hereof.

“Term Note” is defined in Section 1.4 hereof.

“Termination Date” means December 29, 2009, or such later date to which the Revolving Credit Commitment is extended pursuant to Section 3.10 hereof, or such earlier date on which the Revolving Credit Commitment is terminated in whole pursuant to Section 3.4, 9.2 or 9.3 hereof.

“Ultrametal” means Ultrametal Inc. an Ontario corporation.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“U.S. Guarantors” is defined in Section 10.1 hereof.

“U.S. Mortgage” means the Mortgage and Security Agreement with Assignment of Leases and Rents dated as of the date hereof form Alabama in favor of the Bank, as the same may be amended, modified or supplemented from time to time.

“U.S. Security Agreement” means the Security Agreement dated as of the date hereof from Alabama, Holdings, HYCO Canada and HYCO Canada Holdings, LLC in favor of the Bank, as the same may be amended, modified or supplemented from time to time.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-Owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by any Borrower, and/or one or more Wholly-Owned Subsidiaries within the meaning of this definition.

Section 5.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Chicago, Illinois time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

SECTION 6. REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants to the Bank as follows:

Section 6.1. Organization and Qualification. Each Borrower is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect.

Section 6.2. Subsidiaries. Each Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect. Schedule 6.2 hereto identifies each Subsidiary, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Parent, any Borrower, or any Subsidiary (other than Excluded Subsidiaries) and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and non-assessable (subject to the general assessabilty of shares of a Nova Scotia unlimited company) and all such shares and other equity interests indicated on Schedule 6.2 as owned by the Parent, a Borrower or a Subsidiary are owned, beneficially and of record, by such Person free and clear of all Liens other than Liens granted in favor of the Bank. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

Section 6.3. Authority and Validity of Obligations. Each Borrower has full right and authority to enter into this Agreement and the other Loan Documents, to make the borrowings herein provided for, to issue its Notes in evidence thereof, to grant to the Bank the Liens described in the Collateral Documents, and to perform all of its obligations hereunder and under the other Loan Documents. Each of the Guarantors has full right and authority to enter into this Agreement and the other Loan Documents to which it is a party, to guarantee the Obligations, Funds Transfer and Deposit Account Liability, and Hedging

Liability, to grant to the Bank the Liens described in the Collateral Documents executed by it, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by the Parent, each Borrower, and each Subsidiary have been duly authorized, executed and delivered by such Person and constitute valid and binding obligations of such Person enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by any Borrower or any Subsidiary of any of the matters and things herein or therein provided for, contravene or constitute a default under any material provision of law or any material judgment, injunction, order or decree binding upon such Person or any material provision of the organizational documents (e.g., charter, certificate or articles of incorporation and bylaws, certificate or articles of formation and operating agreement, partnership agreement or any similar organizational documents) of the Parent, any Borrower, or any Subsidiary or any material covenant, indenture or agreement of or affecting the Parent, any Borrower, or any Subsidiary or any of their Property, or result in the creation or imposition of any Lien on any Property, any Borrower or any Subsidiary other than in favor of the Bank.

Section 6.4. Use of Proceeds; Margin Stock. The Borrowers shall use the proceeds of the Loans and other extensions of credit made available hereunder solely to refinance existing indebtedness, obligations and liabilities of the Borrowers owing to GE Capital Corporation and for their general working capital purposes and for such other legal and proper purposes as are consistent with all applicable laws and the terms of this Agreement. No Borrower or Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

Section 6.5. Financial Reports. The consolidated balance sheet of the Parent, the Borrowers, and their Subsidiaries as at December 31, 2003, and the related consolidated statements of income, retained earnings and cash flows of the Parent, the Borrowers, and their Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Deloitte & Touche LLP, independent public accountants, and the unaudited interim consolidated balance sheet of the Parent, the Borrowers, and their Subsidiaries as at October 31, 2004, and the related consolidated statements of income, retained earnings and cash flows of the Parent, the Borrowers, and their Subsidiaries for the ten (10) months then ended, heretofore furnished to the Bank, fairly present (subject to normal year-end audit adjustments and footnotes to the extent consistent with year-end adjustments and footnotes for the fiscal year ended December 31, 2003) the consolidated financial condition of the Parent, the Borrowers, and their Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. No Borrower or Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5 hereof.

Section 6.6. No Material Adverse Change. Since December 31, 2003, there has been no change in the condition (financial or otherwise) or business prospects of any Borrower or any Guarantor except those occurring in the ordinary course of business, none of which individually or in the aggregate have been materially adverse.

Section 6.7. Full Disclosure. The statements and information furnished to the Bank in connection with the negotiation of this Agreement and the other Loan Documents and the commitment by the Bank to provide all or part of the financing contemplated hereby, taken as a whole, do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Bank acknowledging that as to any projections furnished to the Bank, the Guarantors and the Borrowers only represent that the same were prepared on the basis of information and estimates the Guarantors and the Borrowers believed to be reasonable.

Section 6.8. Trademarks, Franchises, and Licenses. The Borrowers and the Guarantors own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person.

Section 6.9. Governmental Authority and Licensing. The Borrowers and the Guarantors have received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of the Borrowers or the Guarantors, threatened.

Section 6.10. Good Title. The Borrowers and their Subsidiaries each have good and defensible title to, or a valid leasehold interest in, their assets as reflected on the most recent consolidated balance sheet of the Borrower and its Subsidiaries furnished to the Bank (except for sales of assets by the Borrower and its Subsidiaries in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 8.8 hereof.

Section 6.11. Litigation and Other Controversies. There is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of any Borrower or any Guarantor threatened, against any Borrower or any Subsidiary or any of their Property which if adversely determined could reasonably be expected to have a Material Adverse Effect.

Section 6.12. Taxes. All tax returns required to be filed by or on behalf of any Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon any Borrower or any Subsidiary or upon any of their respective Properties, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees, and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided. Neither any Borrower nor any Guarantor knows of any proposed additional tax assessment against it or its Subsidiaries for which adequate provision in accordance with GAAP has not been made on its accounts. Adequate provisions in accordance with GAAP for taxes on the books of the Borrowers and each Guarantor have been made for all open years, and for its current fiscal period.

Section 6.13. Approvals. No authorization, consent, license, or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by any Borrower or any Guarantor of any Loan Document, except for such approvals which have been obtained and remain in full force and effect.

Section 6.14. Affiliate Transactions. Except as set forth in Schedule 6.14 hereof, no Borrower or Subsidiary is a party to any contracts or agreements with any of its Affiliates on terms and conditions which are less favorable to such Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 6.15. Investment Company; Public Utility Holding Company. Except as set forth in Schedule 6.14 hereof, no Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “public utility holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 6.16. ERISA. Each Borrower and each member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. No Borrower or Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

Section 6.17. Compliance with Laws. (a) The Borrowers and their Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Properties or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), non-compliance with which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) Without limiting the representations and warranties set forth in Section 6.17(a) above, the Borrowers and the Guarantors represent and warrant that: (i) the Borrowers and the Guarantors, and each of the Premises, comply in all material respects with all applicable Environmental Laws; (ii) the Borrowers and the Guarantors have obtained all governmental approvals required for their operations and each of the Premises by any applicable Environmental Law; (iii) the Borrowers and the Guarantors have not, and neither any Borrower nor any Guarantor has knowledge of any other Person who has, caused any Release, threatened Release or disposal of any Hazardous Material at, on, about, or off any of the Premises in any material quantity and, to the knowledge of the Borrowers and the Guarantors, none of the Premises are adversely affected by any Release, threatened Release or disposal of a Hazardous Material originating or emanating from any other property; (iv) none of the Premises contain and have contained any: (1) underground storage tank, (2) material amounts of asbestos containing building material, (3) landfills or dumps, (4) hazardous waste management facility as defined pursuant to RCRA or any comparable state, federal or provincial law, or (5) site on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law; (v) the Borrowers, and the Guarantors have not used a material quantity of any Hazardous Material and have conducted no Hazardous Material Activity at any of the Premises; (vi) the Borrowers, and the Guarantors have no material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state, federal or provincial law; (vii) the Borrowers and the Guarantors are not subject to, have no notice or knowledge of and are not required to give any notice of any Environmental Claim involving any Borrower or any Guarantor or any of the Premises, and there are no conditions or occurrences at any of the Premises which could reasonably be anticipated to form the basis for an Environmental Claim against any Borrower or any Guarantor or such Premises; (viii) none of the Premises are subject to any, and neither any Borrower nor any Guarantor has knowledge of any imminent, restriction on the ownership, occupancy, use or transferability of the Premises in connection with any (1) Environmental Law or (2) Release, threatened Release or disposal of a Hazardous Material; and (ix) there are no conditions or circumstances at any of the Premises which pose an unreasonable risk to the environment or the health or safety of Persons.

Section 6.18. Other Agreements. None of the Borrowers or any Guarantor is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default, if uncured, could reasonably be expected to have a Material Adverse Effect.

Section 6.19. No Default. No Default or Event of Default has occurred and is continuing.

Section 6.20. Solvency. The Borrowers and the Guarantors, on a consolidated basis, are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

Section 6.21. Broker Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated thereby; and the Borrowers hereby indemnify the Bank against, and agrees that it will hold the Bank harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.

Section 6.22. HYCO Texas. HYCO Texas Holdings and HYCO Texas LP have no assets and no liabilities in excess of an aggregate value of $30,000.

Section 6.23. Canadian Benefit Plans and Canadian Pension Plans. All Canadian Pension Plans and Canadian Benefit Plans are and have been established, operated and administered in all material respects in compliance with applicable laws and the terms of such plans and there are no outstanding material defaults or violations thereunder. All employer and employee payments, contributions and premiums to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan have been remitted or paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws.

SECTION 7. CONDITIONS PRECEDENT.

The obligation of the Bank to make any Loan or to issue any Letter of Credit under this Agreement is subject to the following conditions precedent:

Section 7.1. All Advances. As of the time of the making of each extension of credit (including the initial extension of credit) hereunder:

(a) each of the representations and warranties set forth in Section 6 hereof and in the other Loan Documents shall be true and correct as of such time, except to the extent the same expressly relate to an earlier date;

(b) No Default or Event of Default shall have occurred hereunder or under any Loan Document and be continuing or would occur as a result of making any such extension of credit;

(c) in the case of any request for an extension of credit under the Revolving Credit, after giving effect to such extension of credit the aggregate principal amount of all Revolving Loans and Letters of Credit outstanding under this Agreement shall not exceed the lesser of (i) the Revolving Credit Commitment and (ii) the Borrowing Base as then determined and computed;

(d) in the case of the issuance of any Letter of Credit, the Bank shall have received a properly completed Application therefor together with the fees called for hereby; and

(e) such extension of credit shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Bank (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

Any Borrower’s request for any Loan or Letter of Credit shall constitute its warranty as to the facts set forth in subsections (a) through (d), both inclusive, above.

Section 7.2. Initial Advance. At or prior to the making of the initial extension of credit hereunder, the following conditions precedent shall also have been satisfied:

(a) the Bank shall have received the following (and, with respect to all documents, each to be properly executed and completed) and the same shall have been approved as to form and substance by the Bank:

(i) the Notes;

(ii) the Collateral Documents, together with lockbox and deposit account control agreements reasonably required by the Bank;

(iii) an Intercreditor Agreement from Regions Bank in favor of the Bank, together with copies of the subordinated notes and any other loan documents executed in connection therewith;

(iv) evidence of the maintenance of insurance as required hereby or by the Collateral Documents;

(v) copies (executed or certified as may be appropriate) of resolutions of the Board of Directors or other governing body of the Parent, the Borrowers, and the Guarantors, authorizing the execution, delivery, and performance of the Loan Documents to which they are a party;

(vi) certificate of incorporation or certificate of organization (or their equivalent) for the Parent, the Borrowers, and the Guarantors certified by the appropriate governmental office of the state of its organization (or in the case of Ultrametal or HYCO Canada U.L.C., certified by an officer of such entity) or;

(vii) bylaws or operating agreements (or their equivalent) for the Parent, the Borrowers, and the Guarantors certified by an appropriate officer of such Person acceptable to the Bank;

(viii) an incumbency certificate containing the name, title and genuine signature of the Borrowers’ Authorized Representatives;

(ix) good standing certificates for the Parent, the Borrowers, and the Guarantors, dated as of a date no earlier than 30 days prior to the date hereof, from the appropriate governmental offices in the state or province of its organization and in each state or province in which it is qualified to do business as a foreign organization;

(x) an environmental checklist duly completed by the Borrowers on the Bank’s forms with respect to all real property owned or leased by the Borrowers or any of their Subsidiaries;

(xi) one or more pay-off and lien release letters from secured creditors of the Borrowers, and the Guarantors setting forth, among other things, the total amount of indebtedness (including letters of credit) outstanding and owing by the Borrowers, and their Subsidiaries and containing an undertaking to cause to be delivered to the Bank UCC amendments (termination statements) and any other lien release instruments (or granting authorization to the Bank to prepare and file such UCC Amendments) necessary to release Liens on their Property; and

(xii) except to the extent waived in writing by the Bank, landlords’ lien waivers in connection with the Property of the Borrowers and their Subsidiaries located on leased premises;

(xiii) a machinery and equipment appraisal report prepared by an appraiser acceptable to the Bank, which appraisal report shall describe the orderly liquidation value of the machinery and equipment of the Borrower and each Subsidiary;

(xiv) a Phase I Environmental Report of an independent firm of environmental engineers acceptable to the Bank concerning the environmental hazards and matters with respect to the premises subject to the Mortgage, together with a reliance letter from such firm acceptable in form and substance to the Bank;

(xv) an appraisal report prepared for the Bank by a state certified appraiser selected by the Bank, which appraisal report shall describe the fair market value of the premises subject to the Mortgage, and which report shall meet or exceed the requirements of applicable law for appraisals prepared for federally insured depository institutions;

(xvi) an ALTA survey prepared by a state-licensed surveyor on the premises subject to the Mortgage with respect to the Alabama Property, and a survey prepared by an appropriately licensed surveyor subject to acceptable standards in Canada on the premises subject to the Mortgage with respect to the Canadian Property;

(xvii) a flood determination report prepared for the bank by a flood determination company selected by the Bank stating whether or not any portion of the premises subject to the Mortgage and the improvements thereon are in a federally designated flood hazard area;

(xviii) a mortgagee’s title insurance policy (or a prepaid binding commitment therefor) in the aggregate amount of not less than 110% of the fair market value of the premises subject to the Mortgage insuring the Lien of the Bank on such premises to be a valid, first mortgage lien subject to no defects or objections or exceptions except those permitted by Sections 8.8 hereof, together with such endorsements as the Bank may reasonably require.

(b) the Bank shall have received the initial fees called for hereby;

(c) the Bank shall have received such valuations and certifications as it may require in order to satisfy itself as to the value of the Collateral, the financial condition of the Borrowers and the Guarantors, and the lack of material contingent liabilities of the Borrowers and the Guarantors (including, without limitation, receipt of valuations and certifications at closing of (i) the Borrowers capital structure acceptable to the Bank and (ii) evidence of EBITDA for the ten (10) months ending on October 31, 2004, of at least $2,400,000);

(d) legal matters incident to the execution and delivery of the Loan Documents and to the transactions contemplated hereby shall be satisfactory to the Bank and its counsel; and the Bank shall have received the favorable written opinions of counsel for the Parent, the Borrowers and the Guarantors in form and substance satisfactory to the Bank and its counsel;

(e) the Bank shall have received a Borrowing Base certificate in the form attached hereto as Exhibit C showing the computation of the Borrowing Base in reasonable detail as of the close of business not earlier than 5 days prior to the making of the initial extension of credit hereunder and showing, among other things, Excess Availability of at least $1,087,000 after giving effect to the initial extension of credit hereunder and payment of the closing fee due the Bank;

(f) the Bank shall have received financing statement, tax, judgment and other lien search results against each of, and the Property of each of the Borrowers, and the Guarantors, evidencing the absence of Liens against them and their Property except as permitted hereby;

(g) the Liens granted to the Bank under the Collateral Documents shall have been perfected in a manner satisfactory to the Bank and its counsel; and

(h) the Bank shall have received such other agreements, instruments, documents, certificates and opinions as the Bank may reasonably request.

SECTION 8. COVENANTS.

Each Borrower agrees that, so long as any credit is available to or in use by the Borrowers hereunder, except to the extent compliance in any case or cases is waived in writing by the Bank:

Section 8.1. Maintenance of Business. Each Borrower shall, and shall cause each Subsidiary other than Excluded Subsidiaries to, preserve and maintain its existence. Each Borrower shall, and shall cause each Subsidiary other than Excluded Subsidiaries to, preserve and keep in force and effect all licenses, permits and franchises necessary to the proper conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 8.2. Maintenance of Properties. Each Borrower shall maintain, preserve and keep its property, plant and equipment in good repair, working order and condition (ordinary wear and tear excepted) and shall from time to time make all needful and proper repairs, renewals, replacements, additions and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, and shall cause each Subsidiary to do so in respect of property, plant and equipment owned or used by it.

Section 8.3. Taxes and Assessments. Each Borrower shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees and governmental charges upon or against it or its Properties, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

Section 8.4. Insurance. Each Borrower shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Borrower shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including employers’ and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. Each Borrower shall in any event maintain, and shall cause each Guarantor to maintain, insurance on the Collateral to the extent required by the Collateral Documents. The Borrowers shall upon request furnish to the Bank a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

Section 8.5. Financial Reports. Each Borrower shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Bank and its duly authorized representatives such information respecting the business and financial condition of the Parent (for purposes of clause (d) below), the Borrowers, and their Subsidiaries as the Bank may reasonably request; and without any request, shall furnish to the Bank:

(a) as soon as available, and in any event no later than 3 Business Days after the end of each calendar week, a Borrowing Base certificate in the form attached hereto as Exhibit C showing the computation of the Borrowing Base in reasonable detail as of the close of business on the last day of the immediately preceding week (or on such other day of the week as the Bank shall require), together with such other information as is therein required, prepared by the Borrowers and certified to by Holdings’ President or Chief Financial Officer, or such other officers of the Borrowers acceptable to the Bank;

(b) as soon as available, and in any event within 30 days after the close of each monthly accounting period of the Borrowers, a copy of the consolidated and consolidating balance sheet of the Borrowers, and their Subsidiaries as of the last day of such monthly accounting period and the consolidated and the consolidating statements of income, retained earnings, and cash flows of the Borrowers, and their Subsidiaries for the month and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year as well as showing in comparative form the year-to-date comparisons to the Borrowers’ current business plan, prepared by the Borrowers in accordance with GAAP and certified to by Holdings’ President, Chief Financial Officer or Treasurer, or such other officers of the Borrowers acceptable to the Bank;

(c) as soon as available, and in any event within 30 days after the close of each monthly accounting period of the Borrowers, an accounts receivable aging, an accounts payable aging, and a cash reconciliation, together with an inventory report, each in reasonable detail prepared by the Borrowers and certified to by Holdings’ President or Chief Financial Officer, or such other officers of the Borrowers acceptable to the Bank;

(d) as soon as available, and in any event within 120 days after the last day of each fiscal year of the Borrowers, a copy of the consolidated and consolidating balance sheet of the Parent, the Borrowers, and their Subsidiaries as of the close of such fiscal year and the consolidated and consolidating statements of income, retained earnings, and cash flows of the Parent, the Borrowers, and their Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, and, in the case of the consolidated statements, accompanied by an unqualified opinion thereon of Deloitte & Touche LLP or another firm of independent public accountants of recognized standing, selected by the Borrowers and reasonably satisfactory to the Bank, to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Parent, the Borrowers, and their Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(e) within the period provided in subsection (d) above, so long as it can be reasonably obtained, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Default or Event of Default, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of the existence thereof;

(f) promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of the Borrowers’ or any Subsidiary’s operations and financial affairs given to it by its independent public accountants;

(g) as soon as available, and in any event within 45 days following the end of each fiscal year of the Borrowers, a copy of the Borrowers’ consolidated and consolidating business plan for the following fiscal year, such business plan to show the Borrowers’ projected consolidated and consolidating revenues, expenses, and balance sheet on month-by-month basis in reasonable detail, prepared by the Borrowers and in form reasonably satisfactory to the Bank;

(h) promptly after knowledge thereof shall have come to the attention of any responsible officer of any Borrower, written notice of (i) any threatened in writing or pending litigation or governmental or arbitration proceeding or labor controversy against any Borrower or any Subsidiary or any of their Property which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) the occurrence of any Default or Event of Default hereunder; and

(i) as soon as available, and in any event within 30 days after the last day of each monthly accounting period of the Borrowers, the Borrowers shall deliver to the Bank a written certificate in the form attached hereto as Exhibit D signed by Holdings’ President or Chief Financial Officer, Treasurer or such other officers of the Borrowers satisfactory to the Bank, to the effect that to the best of each such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrowers to remedy the same, together with calculations supporting such statements in respect of Section 8.23 of this Agreement.

Section 8.6. Inspection; Appraisals. Each Borrower shall, and shall cause each Guarantor to, permit the Bank and its duly authorized representatives and agents to visit and inspect any of the Properties, corporate books, and financial records of each Borrower, and each Guarantor, to examine and make copies of the books of accounts and other financial records of each Borrower, and each Guarantor, and to discuss the affairs, finances, and accounts of each Borrower, and each Guarantor with, and to be advised as to the same by, its officers, employees, and independent public accountants (and by this provision the Guarantors and the Borrowers authorize such accountants to discuss with the Bank the finances and affairs of each Guarantor and each Borrower) at such reasonable times and reasonable intervals as the Bank may designate. The Bank may obtain (or direct the Borrowers to obtain and provide to the Bank) updated appraisals on the fixed assets (including equipment and/or real property) and inventory of the Borrowers, and their Subsidiaries, or portions thereof, from time to time as the Bank may designate, which appraisal reports shall in each case be prepared by an appraiser acceptable to the Bank and be in such format and contain such detail as the Bank may request. The costs and expenses incurred in obtaining any such appraisal shall in each case be borne by the Borrowers (whether obtained by the Bank or the Borrowers), provided that, prior to the occurrence of a Default or Event of Default, the Borrowers shall not be required to pay for more than one appraisal of its inventory and fixed assets per calendar year. At the Bank’s request, which request shall not be made more than once per year absent the occurrence of an Event of Default, the Borrowers shall provide at its expense updated environmental questionnaires concerning activities and conditions affecting the real property owned, leased or operated by any Borrower or any Subsidiary and/or environmental reports prepared for the Bank by an environmental consultant or an environmental engineering firm acceptable to the Bank concerning any real property owned, leased or operated by any Borrower or any Subsidiary.

Section 8.7 Indebtedness for Borrowed Money; Guaranties. The Borrowers and the Guarantors shall not, nor shall they permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing shall not restrict nor operate to prevent:

(a) the Obligations owing to the Bank and other indebtedness and obligations of any Borrower, any Guarantor or any Subsidiary from time to time owing to the Bank;

(b) purchase money indebtedness and Capitalized Lease Obligations secured by Liens permitted by Section 8.8(e) hereof in an aggregate amount not to exceed $750,000 at any one time outstanding;

(c) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(d) the IRB Debt;

(e) ordinary course intercompany obligations between the Borrowers and Guarantors; and

(f) unsecured indebtedness not otherwise permitted by this Section aggregating not more than $100,000 at any one time outstanding.

Section 8.8. Liens. The Guarantors and the Borrowers shall not, nor shall they permit any Guarantor to, create, incur or permit to exist any Lien of any kind on any Property owned by any Borrower or any Guarantor; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a) Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which any Borrower or any Guarantor is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(b) mechanics’, workmen’s, materialmen’s, landlords’, carriers’, or other similar Liens arising in the ordinary course of business with respect to obligations which are not overdue by more than ten (10) Business Days or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

(c) the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of liabilities of the Borrowers and the Guarantors secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $50,000 at any one time outstanding;

(d) the Liens granted in favor of the Bank by the Collateral Documents; and

(e) Liens on equipment of any Borrower or any of its Subsidiaries created solely for the purpose of securing indebtedness permitted by Section 8.7(b) hereof, representing or incurred to finance the purchase price of such Property, provided that no such Lien shall extend to or cover other Property of any Borrower or any Guarantor other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the original purchase price of such Property;

(f) Liens granted in favor of the Regions Bank and/or the Board on Alabama’s Property to secure the IRB Debt;

(g) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of any Borrower or any Subsidiary;

(h) any interest or title of a lessor under any operating lease;

(i) Liens set forth on Schedule 8.8 hereof; and

(j) judgment liens and judicial attachment liens not constituting an Event of Default under Section 9.1(g) hereof.

Section 8.9. Investments, Acquisitions, Loans, and Advances. The Borrowers shall not, nor shall they permit any Guarantor to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances (other than for travel advances and other similar cash advances made to employees in the ordinary course of business) to, any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

(b) investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P maturing within 270 days of the date of issuance thereof;

(c) investments in certificates of deposit issued by the Bank or by any United States or Canadian commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

(d) investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(e) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above;

(f) existing investments in Subsidiaries as of the date hereof; and

(g) other investments, loans, and advances not otherwise permitted by this Section in an aggregate amount not to exceed $100,000 at any one time outstanding and intercompany obligations permitted pursuant to Section 8.7(c) or 8.10(c) hereof.

In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), loans and advances shall be taken at the principal amount thereof then remaining unpaid.

Section 8.10. Mergers, Consolidations and Sales. The Borrowers shall not, nor shall they permit any Subsidiary (other than Hengstler) to, be a party to any merger, amalgamation, reorganization or consolidation, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that Holdings shall be permitted, without prepayment required as a result thereof pursuant to Section 3.7, to sell its interest in Hengstler, HYCO Brazil and Hidraulicos y Componentes Mexico S de RL de CV, and so long as no Default or Event of Default exists this Section shall not apply to nor operate to prevent:

(a) the sale or lease of inventory in the ordinary course of business;

(b) the sale, transfer, or other disposition of any tangible personal property that, in the reasonable business judgment of such Borrower or Subsidiary, has become uneconomical, obsolete, or worn out, and which is disposed of in the ordinary course of business;

(c) the sale, transfer, lease, or other disposition of Property of any Borrower or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for the Borrowers, and their Subsidiaries not more than $100,000 during any fiscal year of the Borrowers; and

(d) ordinary course intercompany transfers between any of the Borrowers and the Guarantors.

Section 8.11. Maintenance of Subsidiaries. No Borrower shall assign, sell or transfer, or permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Subsidiary; provided that the foregoing shall not operate to prevent (a) the issuance, sale, and transfer to any person of any shares of capital stock or other equity interests of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary and (b) the Liens granted on such equity interests in favor of the Bank.

Section 8.12. Dividends and Certain Other Restricted Payments. Other than Permitted Payments, no Borrower or any Subsidiary shall during any fiscal year (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests, (b) directly or indirectly purchase, redeem or otherwise acquire or retire any of its capital stock or other equity interests, including without limitation options or warrants to acquire the same, or (c) directly or indirectly pay Management Fees (collectively, the “Restricted Payments”).

Section 8.13. ERISA. The Borrowers shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its Properties. The Borrowers shall, and shall cause each Subsidiary to, promptly notify the Bank of (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by any Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of any Borrower or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

Section 8.14. Compliance with Laws. (a) The Borrowers shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any material portion of its Property.

(b) Without limiting the agreements set forth in Section 8.14(a) above, the Borrowers shall, and shall cause each Subsidiary to, at all times, do the following to the extent the failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect: (i) comply in all material respects with, and maintain each of the Premises in compliance in all material respects with, all applicable Environmental Laws; (ii) use its reasonable efforts to require that each tenant and subtenant, if any, of any of the Premises or any part thereof comply in all material respects with all applicable Environmental Laws; (iii) obtain and maintain in full force and effect all material governmental approvals required by any applicable Environmental Law for operations at each of the Premises; (iv) cure any material violation by it or at any of the Premises of applicable Environmental Laws; (v) not allow the presence or operation at any of the Premises of any (1) landfill or dump or (2) hazardous waste management facility or solid waste disposal facility as defined pursuant to RCRA or any comparable state law; (vi) not manufacture, use, generate, transport, treat, store, release, dispose or handle any Hazardous Material at any of the Premises except in the ordinary course of its business; (vii) within 10 Business Days notify the Bank in writing of and provide any reasonably requested documents upon learning of any of the following in connection with any Borrower or any Subsidiary or any of the Premises: (1) any material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (2) any material Environmental Claim; (3) any material violation of an Environmental Law or material Release, threatened Release or disposal of a Hazardous Material; (4) any restriction on the ownership, occupancy, use or transferability arising pursuant to any (x) Release, threatened Release or disposal of a Hazardous Substance or (y) Environmental Law; or (5) any environmental, natural resource, health or safety condition, which could reasonably be expected to have a Material Adverse Effect; (viii) conduct at its expense any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any material Release, threatened Release or disposal of a Hazardous Material as required by any applicable Environmental Law, (ix) abide by and observe any restrictions on the use of the Premises imposed by any governmental authority as set forth in a deed or other instrument affecting any Borrower’s or any Subsidiary’s interest therein; (x) promptly provide or otherwise make available to the Bank any reasonably requested environmental record concerning the Premises which the Borrower or any Subsidiary possesses or can reasonably obtain; provided, however, that the Bank shall not make any such request more than once per calendar year absent the occurrence of an Event of Default or the occurrence of an event which would cause the Borrower to be unable to make the representation set forth in Section 6.17 hereof, and (xi) perform, satisfy, and implement any operation or maintenance actions required by any governmental authority or Environmental Law, or included in any no further action letter or covenant not to sue issued by any governmental authority under any Environmental Law.

Section 8.15. Burdensome Contracts With Affiliates. No Borrower shall, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates on terms and conditions which are less favorable to such Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

Section 8.16. No Changes in Fiscal Year. No Borrower or any Guarantor shall change its fiscal year from its present basis without the prior written consent of the Bank.

Section 8.17. Formation of Subsidiaries. Except for existing Subsidiaries designated on Schedule 6.2 hereof, no Borrower shall, nor shall they permit any Subsidiary to, form or acquire any Subsidiary without the prior written consent of the Bank.

Section 8.18. Change in the Nature of Business. No Borrower shall, nor shall they permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of any Borrower or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by such Borrower or such Subsidiary on the date of this Agreement.

Section 8.19. Use of Proceeds. The Borrowers shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.4 hereof.

Section 8.20. No Restrictions. Except as provided herein, neither Borrower shall, nor shall they permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Borrower or any Subsidiary to: (a) pay dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by any Borrower or any other Subsidiary, (b) pay any indebtedness owed to any Borrower or any other Subsidiary, (c) make loans or advances to any Borrower or any other Subsidiary, (d) transfer any of its Property to any Borrower or any other Subsidiary, or (e) guarantee the Obligations and/or grant Liens on its assets to the Bank as required by the Loan Documents.

Section 8.21. Deposit Accounts. The Borrowers shall, and shall cause each Subsidiary to, maintain all of their deposit accounts at or under the control of the Bank or its Affiliates.

Section 8.22. Subordinated Indebtedness. No Borrower shall, nor shall they permit any Subsidiary to, amend or modify the terms and conditions applicable to any Subordinated Indebtedness or make any voluntary prepayment thereof or effect any voluntary redemption thereof or make any payment on account of Subordinated Indebtedness which is prohibited under the terms of any instrument or agreement subordinating the same to the Obligations. Notwithstanding the foregoing, any

Borrower or any Subsidiary may agree to a decrease in the interest rate applicable thereto or to a deferral of repayment of any of the principal of or interest on the Subordinated Indebtedness beyond the current due dates therefor.

Section 8.23. Financial Covenants (a) Minimum Tangible Net Worth. The Borrowers shall at all times maintain Tangible Net Worth at not less than the amount set forth below opposite such period:

FROM AND INCLUDING:	TO AND INCLUDING:	TANGIBLE NET WORTH FOR SUCH PERIOD SHALL NOT BE LESS THAN:
the date hereof	June 30, 2005	$3,500,000
July 1, 2005	December 30, 2005	$3,750,000
December 31, 2005	June 30, 2006	$4,000,000
July, 1 2006	December 30, 2006	$4,250,000
December 31, 2006	June 30, 2007	$4,500,000
July 1, 2007	December 30, 2007	$4,750,000
December 31, 2007	June 30, 2008	$5,000,000
July 1, 2008	December 30, 2008	$5,250,000
December 31, 2008	and at all times thereafter	$5,500,000

(b) Debt Service Coverage Ratio. As of the last day of each fiscal quarter of the Borrowers the Borrowers shall not permit the Debt Service Coverage Ratio as of such date to be less than 1.10 to 1.0.

(c) Capital Expenditures. The Borrowers shall not, nor shall they permit any Subsidiary to, incur Capital Expenditures in any fiscal year in an aggregate amount in excess of the amounts set forth below:

FISCAL YEAR END	MAXIMUM CAPITAL EXPENDITURES
December 31, 2005	$1,250,000
December 31, 2006	$2,000,000
December 31, 2007	$2,000,000
December 31, 2008	$2,000,000
December 31, 2009	$2,000,000

(d) Operating Leases. No Borrower shall, nor shall they permit any Subsidiary to, acquire the use or possession of any Property under a lease or similar arrangement (including a synthetic lease), whether or not the Borrower or any Subsidiary has the express or implied right to acquire title to or purchase such Property, at any time if, after giving effect thereto, the aggregate amount of fixed rentals and other consideration payable by the Borrowers and their Subsidiaries under all such leases and similar arrangements would exceed $300,000 during any fiscal year of the Borrowers. Capital Leases shall not be included in computing compliance with this Section to the extent the Borrowers’ and their Subsidiaries’ liability in respect of the same is permitted by Section 8.7(b) hereof.

Section 8.24. Canadian Benefit Plans and Canadian Pension Plans. (a) For each existing, or hereafter adopted, Canadian Pension Plan and Canadian Benefit Plan, the Borrowers and each of their Subsidiaries shall operate and administer in all material respects, such plans in compliance with applicable laws and the terms of such plans and shall maintain all necessary governmental approvals which are material in respect of the operation of the Canadian Pension Plans or Canadian Benefit Plans and in a timely fashion comply with and perform in all material respects all of their obligations under and in respect of such Canadian Pension Plans or Canadian Benefit Plans, including under any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations).

(b) All employer and employee payments, contributions and premiums required to be remitted, paid to or in respect or each Canadian Pension Plan or Canadian

Benefit Plan shall be remitted or paid by the Borrowers and each of their Subsidiaries in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws.

Section 8.25. Post Closing Deliveries. The Borrower shall deliver within 30 days of the date hereof, (i) an ALTA survey prepared by a state-licensed surveyor with respect to the Alabama Property, certified to the Bank and the title insurance company issuing the title policy referred to in Section 7.2(xviii) hereof, (ii) a survey prepared by an appropriately licensed surveyor with respect to the Canadian Property subject to applicable standards in Canada, certified to the Bank, (iii) a 3.1 zoning endorsement (with parking) to the title insurance policy issued with respect to the Alabama Property, and (iv) the stock certificate(s) for HYCO Canada Holding, Inc., in each case, in form and substance satisfactory to the Bank and its counsel.

SECTION 9. EVENTS OF DEFAULT AND REMEDIES.

Section 9.1. Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a) default in the payment when due of all or any part of the principal of or interest on any Note or of any Reimbursement Obligation, or default for a period of three (3) days in the payment when due of any other Obligation payable by any Borrower hereunder or under any other Loan Document (whether at the stated maturity thereof or at any other time provided for in this Agreement), or default shall occur in the payment when due of any other indebtedness or obligation (whether direct, contingent or otherwise) of the Parent, any Borrower, or any Subsidiary owing to the Bank; or

(b) (i) default in the observance or performance of any covenant set forth in Sections 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.21, 8.22 or 8.23 hereof or Section 5(b), 7(b) or 7(g) of the U.S. Security Agreement or of any provision of any Loan Document requiring the maintenance of insurance on the Collateral subject thereto or dealing with the use or remittance of proceeds of Collateral, or (ii) default in the due observance or performance of any covenant set forth in Section 8.5, and the continuation of such default for a period of five (5) days; or

(c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within thirty (30) days after any earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or any Guarantor or (ii) written notice thereof is given to the Borrowers by the Bank; or

(d) any representation or warranty made by any Borrower or any Guarantor herein or in any other Loan Document, or in any statement or certificate furnished by one or more of them pursuant hereto or thereto, or in connection with any extension of credit made hereunder, proves untrue in any material respect as of the date of the issuance or making thereof; or

(e) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect, or any of the Loan Documents is declared to be null and void, or any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of the Bank in any Collateral purported to be covered thereby except as expressly permitted by the terms thereof; or

(f) default shall occur under any Indebtedness for Borrowed Money aggregating in excess of $100,000 issued, assumed or guaranteed by any

Borrower or any Subsidiary, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by lapse of time, acceleration or otherwise); or

(g) any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of $250,000 which are not covered by insurance as to which the insurance company has acknowledged coverage, shall be entered or filed against any Borrower or any Subsidiary or against any of their Property and which remains unvacated, unbonded, unstayed or unsatisfied for a period of thirty (30) days; or

(h) the Parent or any Borrower or any member of its Controlled Group shall fail to pay when due an amount or amounts aggregating in excess $100,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $100,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Parent or any Borrower or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Parent or any Borrower or any member of its Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or

(i) dissolution or termination of existence of the Parent or any Borrower or any Subsidiary; or

(j) any Material Adverse Effect shall occur; or

(k) (i) 51% of the issued and outstanding shares of capital stock and other equity interests of the Parent ceases at any time and for any reason to be owned, legally and beneficially, by Centre Partners Management LLC, or (ii) 100% of the issued and outstanding equity interests of Holdings ceases at any time and for any reason to be owned, legally and beneficially, by the Parent and/or one or more Wholly-Owned Subsidiaries who are Guarantors hereunder; or

(l) the Parent or any Borrower or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, the Bankruptcy and Insolvency Act, as amended, or the Companies’ Creditors Arrangement Act, as amended,(ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, the Bankruptcy and Insolvency Act, as amended, or the Companies’ Creditors Arrangement Act, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(m) hereof; or

(m) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Parent or any Borrower or any Subsidiary or any substantial part of any of their Property, or a proceeding described in Section 9.1(l)(v) shall be instituted against the Parent or any Borrower or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of thirty (30) days.

Section 9.2. Non-Bankruptcy Defaults. When any Event of Default described in subsection (a) through (k), both inclusive, or subsection (n) of Section 9.1 has occurred and is continuing, the Bank may, by notice to the Borrower, take one or more of the following actions:

(a)	terminate the obligation of the Bank to extend any further credit hereunder on the date (which may be the date thereof) stated in such notice;

(b)	declare the principal of and the accrued interest on the Notes to be forthwith due and payable and thereupon the Notes, including both principal and interest and all fees, charges and other Obligations payable hereunder and under the other Loan Documents, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind; and

(c)	enforce any and all rights and remedies available to it under the Loan Documents or applicable law.

Section 9.3. Bankruptcy Defaults. When any Event of Default described in subsection (l) or (m) of Section 9.1 has occurred and is continuing, then the Notes, including both principal and interest, and all fees, charges and other Obligations payable hereunder and under the other Loan Documents, shall immediately become due and payable without presentment, demand, protest or notice of any kind, and the obligation of the Bank to extend further credit pursuant to any of the terms hereof shall immediately terminate. In addition, the Bank may exercise any and all remedies available to it under the Loan Documents or applicable law.

Section 9.4. Collateral for Undrawn Letters of Credit. (a) When any Event of Default, other than an Event of Default described in subsections (l) or (m) of Section 9.1, has occurred and is continuing, the Borrowers shall, upon demand of the Bank, and when any Event of Default described in subsections (l) or (m) of Section 9.1 has occurred the Borrowers shall, without notice or demand from the Bank, immediately pay to the Bank the full amount available for drawing under each Letter of Credit then outstanding, the Borrowers agreeing to immediately make such payment and acknowledging and agreeing that the Bank would not have an adequate remedy at law for failure of the Borrowers to honor any such demand and that the Bank shall have the right to require the Borrowers to specifically perform such undertaking whether or not any draws have been made under any such Letters of Credit.

(b) All amounts prepaid pursuant to subsection (a) above shall be held by the Bank in one or more separate collateral accounts (each such account, and the credit balances, properties and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Bank (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the Bank, and to the payment of the unpaid balance of any Loans and all other

Obligations, Funds Transfer and Deposit Account Liability, and Hedging Liability. The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Bank for the benefit of the Bank. If and when requested by the Borrower, the Bank shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Bank is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrowers to the Bank; provided, however, that if (i) the Borrowers shall have made payment of all such obligations referred to in subsection (a) above, and (ii) no Letters of Credit, Commitments, Loans or other obligations secured thereby remain outstanding (other than unasserted indemnity obligations which survive the termination hereof), then the Bank shall release to the Borrowers any remaining amounts held in the Collateral Account.

SECTION 10. THE GUARANTEES.

Section 10.1. The Guarantees. To induce the Bank to provide the credits described herein and in consideration of benefits expected to accrue to each Borrower by reason of the commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, the Canadian Guarantors have entered into and delivered the Guarantees and each Borrower and each of their respective Subsidiaries other than Excluded Subsidiaries other than the Canadian Guarantors (individually a “U.S. Guarantor” and collectively the “U.S. Guarantors,” including Subsidiaries formed or acquired after the date hereof executing an Additional Guarantor Supplement in the form attached hereto as Exhibit E or such other form acceptable to the Bank) hereby unconditionally and irrevocably guarantee jointly and severally to the Bank and its Affiliates the due and punctual payment of all present and future Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, including, but not limited to, the due and punctual payment of principal of and interest on the Notes, the reimbursement obligations under the Applications, and the due and punctual payment of all other Obligations now or hereafter owed by the Borrowers under the Loan Documents as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof. In case of failure by any obligor to punctually pay any Obligations, Hedging Liability, or Funds Transfer and Deposit Account Liability guaranteed hereby, each U.S. Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the relevant obligor.

Section 10.2. Guarantee Unconditional. The obligations of each U.S. Guarantor under this Section 10 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of any Borrower or any other U.S. Guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Agreement or any other Loan Document or any agreement with respect to Funds Transfer and Deposit Account Liability or Hedging Liability;

(c) any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting any Borrower or any other U.S. Guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of the Parent or any Borrower or any Subsidiary or of any other guarantor contained in any Loan Document;

(d) the existence of any claim, set-off, or other rights which any Borrower or any Subsidiary or any other U.S. Guarantor may have at any time against the Bank or any of its Affiliates or any other Person, whether or not arising in connection herewith;

(e) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against any Borrower or any Subsidiary, any other U.S. Guarantor, or any other Person or Property;

(f) any application of any sums by whomsoever paid or howsoever realized to any obligation of any Borrower or any Subsidiary, regardless of what obligations of such obligor remain unpaid;

(g) any invalidity or unenforceability relating to or against any Borrower or any Subsidiary or any other U.S. Guarantor for any reason of this Agreement or of any other Loan Document or any provision of applicable law or regulation purporting to prohibit the payment by any Borrower or any Subsidiary or any other U.S. Guarantor of the principal of or interest on or any other amount payable in respect of the Obligations, Funds Transfer and Deposit Account Liability, or Hedging Liability; or

(h) any other act or omission to act or delay of any kind by the Bank or any of its Affiliates or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of any U.S. Guarantor under this Section 10.

Section 10.3. Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Each U.S. Guarantor’s obligations under this Section 10 shall remain in full force and effect until the commitments hereunder are terminated, all Letters of Credit have expired, and the principal of and interest on the Notes and all other amounts payable by the Borrowers and the Subsidiaries under this Agreement and all other Loan Documents and, if then outstanding and unpaid, all Hedging Liability and Funds Transfer and Deposit Account Liability shall have been paid in full. If at any time any payment of the principal of or interest on any Note or any reimbursement obligation under any Application or any other amount payable in respect of the Obligation, Funds Transfer and Deposit Account Liability or Hedging Liability by any Borrower or any U.S. Guarantor under the Loan Documents or any other agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or of any U.S. Guarantor, or otherwise, each remaining U.S. Guarantor’s obligations under this Section 10 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 10.4. Subrogation. Each U.S. Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall have been paid in full subsequent to the termination of all the commitments to extend credit to the Borrowers hereunder and expiration of all Letters of Credit. If any amount shall be paid to a U.S. Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability and all other amounts payable by the Borrowers and their Subsidiaries hereunder and the other Loan Documents and (y) the termination of the commitments to extend credit to the Borrower hereunder and expiration of all Letters of Credit, such amount shall be held in trust for the benefit of the Bank and its Affiliates and shall forthwith be paid to the Bank or be credited and applied upon the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, whether matured or unmatured, as the Bank shall determine.

Section 10.5. Waivers. Each U.S. Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Bank or any other Person against the Borrower, another guarantor, or any other Person.

Section 10.6. Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each U.S. Guarantor under this Section 10 shall not exceed $1.00 less than the lowest amount which would render such U.S. Guarantor’s obligations under this Section 10 void or voidable under applicable law, including, without limitation, fraudulent conveyance law.

Section 10.7. Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Borrower or any other obligor under this Agreement or any other Loan Document, or under any agreement establishing Hedging Liability or Funds Transfer and Deposit Account Liability, is stayed upon the insolvency, bankruptcy or reorganization of such Borrower or such other obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, or under any agreement establishing Hedging Liability or Funds Transfer and Deposit Account Liability, shall nonetheless be payable by the remaining U.S. Guarantors hereunder forthwith on demand by the Bank.

Section 10.8. Benefit to Guarantors. All of the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of each U.S. Guarantor has a direct impact on the success of each other Guarantor. Each U.S. Guarantor will derive substantial direct and indirect benefit from the extension of credit hereunder.

Section 10.9. Guarantor Covenants. Each Guarantor shall take such action as any Borrower is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as any Borrower is required by this Agreement to prohibit such Guarantor from taking.

SECTION 11. MISCELLANEOUS.

Section 11.1. Non-Business Days. Except as otherwise set forth herein, if any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 11.2. No Waiver, Cumulative Remedies. No delay or failure on the part of the Bank in the exercise of any power or right shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Bank are cumulative to, and not exclusive of, any rights or remedies which it would otherwise have.

Section 11.3. Amendments, Etc. No amendment, modification, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by any Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank. No notice to or demand on any Borrower or any Guarantor in any case shall entitle such Borrower or such Guarantor to any other or further notice or demand in similar or other circumstances.

Section 11.4. Costs and Expenses. (a) The Borrowers jointly and severally agree to pay on demand the costs and expenses of the Bank incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the other instruments and documents to be delivered thereunder, and in connection with the recording and filing of any of the foregoing as well as in connection with lien searches from time to time obtained by the Bank in its administration of the credit facilities provided for herein, and in connection with the transactions contemplated hereby or thereby, and in connection with any consents hereunder and any waivers or amendments hereto or thereto, including the reasonable fees and expenses of counsel for the Bank, with respect to all of the foregoing (whether or not the transactions contemplated hereby are consummated). The Borrowers further jointly and severally agree to pay to the Bank or any other holder of the Obligations, Funds Transfer and Deposit Account Liability, and Hedging Liability all costs and expenses (including court costs and attorneys’ reasonable fees), if any, incurred or paid by the Bank or any other holder of the Obligations, Funds Transfer and Deposit Account Liability, and Hedging Liability in connection with any Default or Event of Default or in connection with the enforcement of this Agreement or any other Loan Document or any other instrument or document delivered thereunder. The Borrowers further jointly and severally agree to indemnify the Bank, and any security trustee, and their respective directors, officers and employees, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor, whether or not the indemnified person is a party thereto) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any extension of credit made available hereunder, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrowers, upon demand by the Bank at any time, shall reimburse the Bank for any reasonable legal or other expenses incurred in connection with investigating or defending against any of the foregoing except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified. The obligations of the Borrowers under this Section shall survive the termination of this Agreement.

(b) The Borrowers unconditionally jointly and severally agree to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, the Bank for any damages, costs, loss or expense, including without limitation, response, remedial or removal costs, arising out of any of the following: (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by any Borrower or any Subsidiary or otherwise occurring on or with respect to their Property, (ii) the operation or violation of any environmental law, whether federal, state, or local, and any regulations promulgated thereunder, by any Borrower or any Subsidiary or otherwise occurring on or with respect to their Property, (iii) any claim for personal injury or property damage in connection with any Borrower or any Subsidiary or otherwise occurring on or with respect to their Property, and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by any Borrower or any Subsidiary made herein or in any mortgage, deed of trust, security agreement, or any other instrument or document evidencing or securing any indebtedness, obligations, or liabilities of any Borrower or any Subsidiary owing to the Bank or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages arising from the Bank’s willful misconduct or gross negligence. This indemnification shall survive the payment and satisfaction of all obligations owing to the Bank and the termination of this Agreement. This indemnification shall be binding upon the successors and assigns of the Borrowers and shall inure to the benefit of Bank and its directors, officers, employees, agents, and collateral trustees, and their successors and assigns.

Section 11.5. Documentary Taxes. The Borrowers jointly and severally agree to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 11.6. Survival of Representations; Survival of Indemnities. All representations and warranties made herein or in any of the other Loan Documents or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder. All indemnities and other provisions relative to reimbursement to the Bank of amounts sufficient to protect the yield of the Bank with respect to the credit hereunder, including, but not limited to, Sections 2.6 and 2.7 hereof, shall survive the termination of this Agreement and the payment of the Notes.

Section 11.7. Notices. Except as otherwise specified herein, all notices hereunder shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the other given by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt or by reputable overnight courier. Notices hereunder shall be addressed:

to the Borrowers and the Guarantors at: to the Bank at:

HYCO Holdings LLC	Harris Trust and Savings Bank
100 Galleria Parkway, Suite 1000	111 West Monroe Street
Atlanta, GA 30339	Chicago, Illinois 60603
Attention: Chief Financial Officer	Attention: Commercial Finance Group
Telephone: (770) 980-1935	Telephone: (312) 461-2116
Telecopy: (770) 980-1936	Telecopy: (312) 765-1641

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section; provided that any notice given pursuant to Section 1 or Section 2 hereof shall be effective only upon receipt.

Section 11.8. Participations. The Bank may grant participations in its extensions of credit hereunder to any other bank or other lending institution (a “Participant”), provided that (a) no Participant shall thereby acquire any direct rights under this Agreement or the other Loan Documents and (b) no sale of such a participation in extensions of credit hereunder shall in any manner relieve the Bank of its obligations hereunder.

Section 11.9. Construction. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as any Borrower has one or more Subsidiaries. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any of the other Loan Documents, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the other Loan Documents.

Section 11.10. Headings. Section headings used in this Agreement are for convenience of reference only and are not a part of this Agreement for any other purpose.

Section 11.11. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.12. Counterparts. This Agreement may be executed in any number of counterparts, and by different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 11.13. Inquiries. Each Borrower and each Subsidiary hereby authorize and permit the Bank to respond to usual and customary credit inquiries from third parties concerning any Borrower or any Subsidiary.

Section 11.14. Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or forbearance in the collection, of all or any portion of the Loans or any other Obligations (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrowers nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Bank may have received hereunder shall, at the sole option of the Bank in its discretion, be (i) applied as a credit against the then outstanding principal amount of the Obligations and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrowers or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and hereby shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrowers nor any guarantor or endorser shall have any action against the Bank for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of the Obligations is calculated at the Maximum Rate rather than the applicable rate under the relevant Loan Document, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Obligations shall remain at the Maximum Rate until the Bank has received the amount of interest which it would have received during such period on the Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 11.15. Binding Nature, Governing Law, Etc. This Agreement shall be binding upon the Borrowers and the Guarantors and their successors and assigns, and shall inure to the benefit of the Bank and its Affiliates and the benefit of their successors and assigns, including any subsequent holder of the Obligations. The Borrowers and the Guarantors may not assign their rights hereunder without the written consent of the Bank. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

Section 11.16. Submission to Jurisdiction; Waiver of Jury Trial. The Borrowers and the Guarantors hereby submits to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrowers and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. THE BORROWERS, THE GUARANTORS, AND THE BANK EACH HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 11.17. Confidentiality. The Bank, the Borrowers and the Subsidiaries agree that each will maintain the confidentiality of the terms and provisions of this Agreement and the information and materials delivered to them or made available to them or made available for their inspection in connection with this Agreement. Notwithstanding the foregoing, the restrictions set forth in this Section 11.17 shall not apply to any information (a) in the public domain not as a result of the violation of the parties’ undertaking herein, (b) available to the parties on a non-confidential basis, (c) available to the parties from a source other than the other parties (provided such source is not violating any duty or agreement of confidentiality), (d) required to be disclosed by applicable law or by any governmental authority, (e) disclosed to the parties’ attorneys and accountants, or (f) disclosed to a potential participant or assignee of the Bank’s rights and obligations hereunder.

[SIGNATURE PAGE TO FOLLOW]

Upon your acceptance hereof in the manner hereinafter set forth, this Credit Agreement shall constitute a contract between us for the uses and purposes hereinabove set forth.

Dated as of this _ day of                                    , 2004.

“BORROWERS” AND “GUARANTORS”

HYCO HOLDINGS LLC

By
Name
Title

HYCO ALABAMA LLC

By
Name
Title

“GUARANTORS”

HYCO CANADA HOLDINGS, INC.

By
Name
Title

ULTRAMETAL INC.

By
Name
Title

HYCO CANADA HOLDINGS, LLC

By
Name
Title

HYCO CANADA U.L.C.

By
Name
Title

Accepted and agreed to in Chicago, Illinois, as of the day and year last above written.

HARRIS TRUST AND SAVINGS BANK

By
Name
Title

EXHIBIT A

REVOLVING NOTE

Chicago, Illinois
$13,000,000.00	December 29, 2004

On the Termination Date, for value received, the undersigned, HYCO HOLDINGS LLC, a Delaware limited liability company and HYCO ALABAMA LLC, a Delaware liability company (collectively, the “Borrowers”), hereby jointly and severally promise to pay to the order of HARRIS TRUST AND SAVINGS BANK (the “Bank”) at its office at 111 West Monroe Street, Chicago, Illinois, the principal sum of (i) Thirteen Million and no/100 Dollars ($13,000,000.00), or (ii) such lesser amount as may at the time of the maturity hereof, whether by acceleration or otherwise, be the aggregate unpaid principal amount of all Revolving Loans owing from the Borrowers to the Bank under the Revolving Credit provided for in the Credit Agreement hereinafter mentioned.

This Note evidences Revolving Loans made and to be made to the Borrowers by the Bank under the Revolving Credit provided for under that certain Credit Agreement dated as of December 29, 2004, by and among the Borrowers, the Guarantors party thereto, and the Bank (said Credit Agreement, as the same may be amended, modified or restated from time to time, being referred to herein as the “Credit Agreement”), and the Borrowers hereby jointly and severally promise to pay interest at the office specified above on each Revolving Loan evidenced hereby at the rates and at the times and in the manner specified therefor in the Credit Agreement.

This Note is issued by the Borrowers under the terms and provisions of the Credit Agreement and is secured by, among other things, the Collateral Documents, and this Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity, voluntary prepayments may be made hereon, and certain prepayments are required to be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in the Credit Agreement.

The Borrowers hereby jointly and severally promise to pay all costs and expenses (including attorneys’ fees) suffered or incurred by the holder hereof in collecting this Note or enforcing any rights in any collateral therefor. The Borrowers hereby waive presentment for payment and demand. THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

HYCO HOLDINGS LLC

By
Name
Title

HYCO ALABAMA LLC

By
Name
Title

EXHIBIT B

TERM NOTE

Chicago, Illinois
$4,800,000.00	December 29, 2004

FOR VALUE RECEIVED, the undersigned, HYCO HOLDINGS LLC, a Delaware limited liability company and HYCO ALABAMA LLC, a Delaware limited liability company (collectively, the “Borrowers”), hereby jointly and severally promise to pay to the order of HARRIS TRUST AND SAVINGS BANK (the “Bank”) at its office at 111 West Monroe Street, Chicago, Illinois, the principal sum of Four Million Eight Hundred Thousand and no/100 Dollars ($4,800,000.00), or, if less, the aggregate unpaid principal amount of the Term Loan made by the Bank to the Borrowers pursuant to the Credit Agreement, in installments in the amounts called for by Section 1.4 of the Credit Agreement, except that all principal not sooner paid on the Term Loan evidenced hereby shall be due and payable on the Termination Date, the final maturity date hereof.

This Note evidences the Term Loan made to the Borrowers by the Bank under that certain Credit Agreement dated as of December 29, 2004, by and among the Borrowers, the Guarantors party thereto, and the Bank (said Credit Agreement, as the same may be amended, modified or restated from time to time, being referred to herein as the “Credit Agreement”), and the Borrowers hereby jointly and severally promise to pay interest at the office specified above on the outstanding principal balance of the Term Loan evidenced hereby at the rates and at the times and in the manner specified therefor in the Credit Agreement.

This Note is issued by the Borrowers under the terms and provisions of the Credit Agreement and is secured by, among other things, the Collateral Documents, and this Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity, voluntary prepayments may be made hereon, and certain prepayments are required to be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement and this Note. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in the Credit Agreement.

The Borrowers hereby jointly and severally promise to pay all costs and expenses (including attorneys’ fees) suffered or incurred by the holder hereof in collecting this Note or enforcing any rights in any collateral therefor. The Borrowers hereby waive presentment for payment and demand. THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

HYCO HOLDINGS LLC

By
Name
Title

HYCO ALABAMA LLC

By
Name
Title

EXHIBIT C

BORROWING BASE CERTIFICATE

Report Number__________________	Date__________
Total Approved Revolving Line $	Maximum Inventory Loan $___________

ACCOUNTS RECEIVABLE UPDATE	COLLATERAL STATUS

ADDITIONS:
ACCOUNTS

RECEIVABLE

(A) New Sales (See Attached)	As of Date MM/DD/YY

(B) Miscellaneous (+)

Total Gross Additions (2)	(1) Previous Collateral Balance

DEDUCTIONS:	(2)+ Additions

(A) Collections (See Attached)	(3)- Collections/Deductions

(B) Discounts Allowed	(4)= New Collateral Balance

(C) Credit Memos	(5) Less Total Ineligibles as of

(D) Miscellaneous (-)	(6)= Eligible Collateral %

Total Gross Deductions (3)	(7)x Rate of Advance %

(8)= Loan Value (A)

LOAN BALANCE UPDATE

(9) Other Loan Value (B)

Loan Outstanding as of	(if Applicable)

From Previous Report #	(10) Total Loan Value=

A/R + Other:

Less Collections	A+B

Additional Advance Requested	(11) Maximum Borrowing Limit =
Lesser of Total Loan Value
New Loan Balance This Report	OR Total Approved Revolving Line

Plus L/C or Other Reserves	(12) Less Total Loans and Other Liabilities

Total Loans and Other Liabilities	(13) NEW AVAILABILITY

Carry to Line 12	(LINE 11 MINUS 12)

Pursuant to the terms of the Credit Agreement dated as of December 29, 2004, between us (the “Credit Agreement”), we submit this Borrowing Base Certificate to you and certify that the information set forth above and on any attachments to this Certificate is true, correct and complete as of the date of this Certificate.

HYCO HOLDINGS LLC

By
Its

HYCO ALABAMA LLC

By
Its

EXHIBIT D

COMPLIANCE CERTIFICATE

This Compliance Certificate is furnished to Harris Trust and Savings Bank (the “Bank”) pursuant to that certain Credit Agreement dated as of December 29, 2004, by and among HYCO Holdings LLC and HYCO Alabama LLC (the “Borrowers”), the Guarantors party thereto, and the Bank (the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected                                                                                                of each Borrower;

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrowers and their Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;

4. The financial statements required by Section 8.5 of the Credit Agreement and being furnished to you concurrently with this certificate are, to the best of my knowledge, true, correct and complete as of the dates and for the periods covered thereby; and

5. The Attachment hereto sets forth financial data and computations evidencing the Borrowers’ compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrowers have taken, are taking, or propose to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in the Attachment hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this                          day of                                          20    .

HYCO HOLDINGS LLC

By
Name
Title

HYCO ALABAMA LLC

By
Name
Title

ATTACHMENT TO COMPLIANCE CERTIFICATE

HYCO HOLDINGS LLC AND HYCO ALABAMA LLC

Compliance Calculations for Credit Agreement

Dated as of December 29, 2004

Calculations as of                                 , 20

A.	Tangible Net Worth

1. Total shareholder’s equity	$_________

2. Sum of:

(i) intangibles $

(ii) write-up of assets $	$_________

3. Line A 1 minus Line A2 (Tangible Net Worth)	$_________

4. Line A3 must be greater than or equal to	$_________

5. The Borrowers are in compliance (circle yes or no)	yes/no

B. Debt Service Coverage Ratio

1. Net Income for past 4 quarters (or period of time required to be measured)	$_________

2. Interest Expense for past 4 quarters (or period of time required to be measured)	$_________

3. Federal, state and local income taxes for past 4 quarters (or period of time required to be measured)	$_________

4. Depreciation and amortization for past 4 quarters (or period of time required to be measured)	$_________

5. Add Lines B1, B2, B3, and B4 (EBITDA) (or period of time required to be measured)	$_________

6. Unfinanced Capital Expenditures for past 4 quarters (or period of time required to be measured)	$_________

7. Federal, state, and local taxes payable in cash for past 4 quarters (or period of time required to be measured)	$_________

8. Restricted Payments payable in cash for past 4 quarters (or period of time required to be measured)	$_________

9. Line B5 minus B6, B7, and B8	$_________

10. Principal payments for past 4 quarters (or period of time required to be measured)	$_________

11. Interest payable in cash for past 4 quarters (or period of time required to be measured)	$_________

12. Add Lines B10 and B11 (Debt Service)	$_________

13. Ratio of Line B9 to Line B12	_____:1.0

14. Line B13 ratio must not be less than	_____:1.0

15. The Borrowers are in compliance (circle yes or no)	yes/no

C. Capital Expenditures

1. Year-to-Date Capital Expenditures	$_________

2. Line Cl must be less than or equal to	$_________

3. The Borrowers are in compliance (circle yes or no)	yes/no

EXHIBIT E

ADDITIONAL GUARANTOR SUPPLEMENT

                    ,

Harris Trust and Savings Bank

Chicago, Illinois

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of December 29, 2004, by and among HYCO Holdings LLC and HYCO Alabama LLC (the “Borrowers”), the Guarantors party thereto, and you (the “Credit Agreement”). Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the meaning provided therein.

The undersigned, [name of Subsidiary Guarantor], a [jurisdiction of organization] corporation/limited liability company/partnership, hereby elects to be a “Guarantor” for all purposes of the Credit Agreement, effective from the date hereof. The undersigned confirms that the representations and warranties set forth in Section 6 of the Credit Agreement are true and correct as to the undersigned as of the date hereof and the undersigned shall comply with each of the covenants set forth in Section 8 of the Credit Agreement applicable to it.

Without limiting the generality of the foregoing, the undersigned hereby agrees to perform all the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Credit Agreement, including without limitation Section 10 thereof, to the same extent and with the same force and effect as if the undersigned were a signatory party thereto.

The undersigned acknowledges that this Agreement shall be effective upon its execution and delivery by the undersigned to you, and it shall not be necessary for you or any of your Affiliates entitled to the benefits hereof, to execute this Agreement or any other acceptance hereof. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Illinois.

Very truly yours,

[NAME OF SUBSIDIARY GUARANTOR]

By
Name
Title

ACCEPTED AND AGREED TO

HARRIS TRUST AND SAVINGS BANK

By
Name
Title

SCHEDULE 6.2

SUBSIDIARIES

SUBSIDIARY NAME	JURISDICTION OF ORGANIZATION	PERCENTAGE OWNERSHIP	OWNER
HYCO Holdings LLC	Delaware	100%	HYCO International, Inc.
HYCO Alabama LLC	Delaware	100%	HYCO Holdings LLC
HYCO Canada U.L.C.	Nova Scotia, Canada	100%	HYCO Canada Holdings, LLC
Ultrametal Inc.	Ontario, Canada	100%	HYCO Canada Holding, Inc.
HYCO Canada Holdings, Inc.	Delaware	100%	HYCO Holdings LLC
HYCO Canada Holdings LLC	Delaware	100%	HYCO Canada Holding, Inc.